NO. ______________

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2000

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ALTTECH VENTURES CORP.
              (Exact name of small business issuer in its charter)

NEVADA                                    7379                  88-0480643
(State or other jurisdiction of     (primary standard        (I.R.S. Employer
 incorporation or organization)      industrial code)     Identification Number)

                                13511 VULCAN WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6V 1K4
                                 (604) 232-1171
          (Address and telephone number of principal executive offices)

         AGENT FOR SERVICE:                             WITH  A  COPY  TO:
   ANDREA L. TAGGART, PRESIDENT                        JAMES  L.  VANDEBERG
      ALTTECH  VENTURES  CORP.                     OGDEN MURPHY WALLACE, PLLC
        13511  VULCAN  WAY                       1601 FIFTH AVENUE - SUITE 2100
    RICHMOND, BRITISH COLUMBIA                     SEATTLE,  WASHINGTON  98101
         CANADA  V6V  1K4                                (206) 447-7000
         (604) 232-1171
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                    CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                    PROPOSED            PROPOSED
TITLE OF EACH                     AMOUNT             MAXIMUM            MAXIMUM
CLASS OF                           TO BE         OFFERING PRICE        AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED          PER UNIT         OFFERING PRICE   REGISTRATION FEE
Common stock, par value       500,000 shares  $4.50 per share (1)   $     2,250,000   $         562.50
$0.001 per share                         (1)                                    (1)
------------------------------------------------------------------------------------------------------

(1)  Estimated  solely  for  the  purpose  of  calculating  the  amount  of  the
registration  fee  pursuant  to Rule 457(o).   Our offering price may range from
$3.00-$4.50  per  share.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           [OUTSIDE FRONT COVER PAGE]

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                   SUBJECT TO COMPLETION - DECEMBER 19, 2000

                                   PROSPECTUS
                             [_______________], 2000

     [LOGO: TWO "T"S, THE LEFT ONE SLIGHTLY LOWER THAN THE RIGHT, BOTH IN TWO OVERLAPPING CIRCLES, WITH THE WORD TAGTECH TO THE RIGHT OF THE CIRCLE]

                             ALTTECH VENTURES CORP.

                                13511 VULCAN WAY
                           RICHMOND, BRITISH COLUMBIA
                                 CANADA V6V 1K4
                                 (604) 232-1171



                         500,000 SHARES OF COMMON STOCK


We are offering to sell up to 500,000 shares of common stock to the public on a best efforts, no minimum basis, for proceeds up to $2,250,000. The offering will close no later than 30 days after the effective date of the registration statement that includes this prospectus. Any funds collected prior to the effective date of the registration statement will be placed in an escrow account.

Our common stock is not listed on a national exchange market or the Nasdaq Stock Market. We intend to apply to have our common stock included for quotation on the OTC Bulletin Board.

                                    PER SHARE                    TOTAL
--------------------------------------------------------------------------------
PUBLIC OFFERING PRICE            $3.00 - $4.50           $1,500,000-$2,250,000
--------------------------------------------------------------------------------

An investment in the common stock offered under this prospectus involves a high degree or risk, and we urge you to carefully review this prospectus with particular attention to the section entitled "RISK FACTORS" BEGINNING ON PAGE 3.
                                              ---------------------------------

There are no pre-existing contractual agreements for any person to purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            [INSIDE FRONT COVER PAGE]


You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities.

                                TABLE OF CONTENTS

                                                                        PAGE NO.

Prospectus  Summary                                                       1
Risk  Factors                                                             3
Forward  Looking  Statements                                              7
Use  of  Proceeds                                                         7
Determination  of  Offering  Price                                        8
Dilution                                                                  8
Plan  of  Distribution                                                    9
Legal  Proceedings                                                        9
Directors,  Executive  Officers  and  Control  Persons                    9
Security Ownership of Certain Beneficial Owners and Management            11
Description  of  Securities                                               12
Interest  of  Named  Experts  and  Counsel                                12
Indemnification  of  Directors  and  Officers                             13
Description  of  Business                                                 13
Management's  Discussion  and  Analysis                                   19
Description  of  Property                                                 22
Certain  Relationships  and  Related  Transactions                        22
Market  for  Common  Stock                                                23
Executive  Compensation                                                   25
Changes  In  and  Disagreements  with  Accountants                        25
Financial  Statements  Index                                              26

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

                                INVESTMENT RISKS

An investment in this offering involves risk. We are a development stage company. The market for our products and services is new, and we have not achieved market acceptance to date. We have a limited operating history and a history of operating losses. Our loss for the nine months ended September 30, 2000, was $435,290, and for the year ended December 31, 1999, was $219,203. Since inception (June 25, 1996), we have an accumulated deficit of $732,152. We may continue to incur net losses in the future.

                             ALTTECH VENTURES CORP.

We are in the process of commercializing a suite of software tools known as the TagTech System that will serve as a digital copyright management system for intellectual property published on the Internet. Our suite of tools is designed to:

          - let users assign and embed digital codes into intellectual property materials on the Internet,

          -  authenticate  and  search for files based on embedded codes, and

          -  broker  intellectual  property  transactions.

We plan to initially attract customers to our intellectual property products and services by offering web hosting for a competitive fee. Customers who subscribe to our web hosting service will also have access to our suite of intellectual property management tools. We plan to market our suite of tools by making direct contacts with potential customers and by placing advertisements on websites that direct customers to our website. As we gain market acceptance, we plan to price our intellectual property suite of tools at a premium to our web hosting service. Although we have not yet achieved market acceptance, we believe our products and services are unique to the market and will become an integral part of the intellectual property industry. We cannot assure that our marketing efforts and the marketing of our website, as planned, will be successful.

Our principal executive offices are located at 13511 Vulcan Way, Richmond, British Columbia, V6V 1K4, and our telephone number is (604) 232-1171.

                                            THE OFFERING

Common stock offered by Alttech Ventures Corp.:      500,000 shares on a best efforts no
                                                     minimum basis

Common stock to be outstanding after this offering:  7,686,250 shares (assuming the sale of all
                                                     500,000 shares)

Use of proceeds:                                     We plan to use the proceeds from this
                                                     offering for selling and marketing expenses,
                                                     research and development, capital
                                                     expenditures and working capital purposes.

Proposed OTC Bulletin Board symbol:                  ATAG


This summary of our offering is based on shares outstanding at September 30, 2000. In addition, as of September 30, 2000, we had reserved 1,077,938 common shares issuable upon exercise of stock options granted to management, consultants and employees, of which 270,000 were granted and exercisable at September 30, 2000.

                                  SUMMARY FINANCIAL DATA

The  following  tables summarize the statement of loss and deficit and balance sheet data for  our  business.


                                               NINE MONTHS ENDED       PERIOD JUNE 25,
                                              SEPTEMBER 30, 2000     1996 (INCEPTION) TO
STATEMENT OF OPERATIONS DATA:                     (UNAUDITED)         DECEMBER 31, 1999
-------------------------------------------  ---------------------  ---------------------
Revenues                                     $                  -   $                  -
Operating Expenses                           $            454,211   $            296,862
Net Loss                                     $           (435,290)  $           (296,862)
Net Loss per share                           $               (.06)  $               (.17)
Weighted average common shares outstanding              7,174,000              1,746,247


                                              AS AT SEPTEMBER 30,
                                                     2000             AS AT DECEMBER 31,
BALANCE SHEET DATA:                              (UNAUDITED)                 1999
-------------------------------------------  ---------------------  ---------------------
Cash and cash equivalents                    $            571,658   $              6,213
Total Assets                                 $            652,027   $             41,418
Total Liabilities                            $             59,872   $             92,802
Shareholders' Equity (Deficit)               $           (732,152)  $           (296,862)

                                  RISK FACTORS

There are significant risks associated with an investment in our common stock. Before making a decision concerning the purchase of our securities, you should carefully consider the following factors and other information in this prospectus when you evaluate our business.

The success of our business model must be considered in light of our limited operating history.

BUSINESS  RISKS

WE HAVE  NOT GENERATED  A  PROFIT  AND  CANNOT BE CERTAIN THAT WE WILL PRODUCE A
--------------------------------------------------------------------------------
PROFIT  OR  REMAIN  PROFITABLE  IF  WE  DO  GENERATE  A  PROFIT.
----------------------------------------------------------------

We are not profitable and may never become profitable. If we do achieve profitability, we cannot be certain that we will remain profitable or that profits will increase in the future. Our auditors have expressed doubt about our ability to continue as a going concern. At this time, we have not achieved profitability and, in fact, expect to incur net losses for the foreseeable future. Our net losses for the nine months ended September 30, 2000, were $435,290, and for the years ended December 31, 1999, 1998 and 1997 were $219,203, $12,514 and $38,898, respectively. No revenue was generated in 1999, 1998 or 1997. Our limited operating history contributes to the difficulty of predicting our potential to generate a profit. We expect to continue to increase our marketing and development expenses in the next 12 months. As a result of these increased expenditures, we will need to generate significant additional revenue and/or raise funds to achieve profitability.

OUR  ABILITY  TO  SUCCEED  DEPENDS  HEAVILY ON MARKET ACCEPTANCE OF OUR SERVICES
--------------------------------------------------------------------------------
AND  PRODUCTS.
--------------

We are heavily dependent on market acceptance of our turnkey concept of managing intellectual property online, and we have not achieved market acceptance to date. Our products and services are unique to the market, and we therefore intend to place considerable emphasis on their introduction, especially within our target markets. Consumer reluctance to embrace our products and services, however, will significantly jeopardize our ability to succeed.

OUR  MARKETING  STRATEGY  MAY  NOT  EXPOSE  OUR  SERVICES  TO  AS MANY POTENTIAL
--------------------------------------------------------------------------------
CUSTOMERS  AS  WE  PROJECT,  WHICH  MAY  AFFECT  OUR  REVENUE  PROJECTIONS.
---------------------------------------------------------------------------

Our revenue projections assume that each advertisement we run on the Internet will be viewed by a certain number of potential new customers. If the web sites we select for our advertising do not let us reach the number of potential new customers that we have assumed, we will not meet our revenue projections and our cash flow will suffer. In addition, we may not obtain enough users of our intellectual property tools without obtaining and expending significant additional resources to educate the marketplace about our tools and draw traffic to our website.


IF  THE  RESPONSE  RATES TO OUR MARKETING CAMPAIGNS ARE LOWER THAN WE ASSUME, WE
--------------------------------------------------------------------------------
MAY  NOT  MEET  OUR  REVENUE  PROJECTIONS
-----------------------------------------

Our revenue projections assume that a certain percentage of potential new customers who view our advertisements will actually become our customers. If a lower percentage of these potential new customers actually become our customers, we will not meet our revenue projections and our cash flow will suffer. In addition, we may not obtain enough users of our intellectual property tools without obtaining and expending significant additional resources to educate the marketplace about our tools and draw traffic to our website.

IF  OUR  PRICING  PRACTICES  DO  NOT  ATTRACT  NEW  CUSTOMERS TO OUR WEB HOSTING
--------------------------------------------------------------------------------
SERVICE,  WE  MAY NOT MEET OUR REVENUE PROJECTIONS AND OUR INTELLECTUAL PROPERTY
--------------------------------------------------------------------------------
MANAGEMENT  TOOLS  MAY  NOT  GAIN  MARKET  ACCEPTANCE.
------------------------------------------------------

Our marketing strategy is based on obtaining customers for our web hosting service. We may not obtain new customers if they believe the cost of our web hosting service is too high compared to available alternatives, which could cause us to fail to meet our revenue projections and could cause our cash flow to suffer. In addition, if we fail to obtain new web hosting customers, our plan for introducing our intellectual property management suite of tools will be seriously undermined, and we may have to obtain and expend significant additional resources to educate the marketplace about our tools and draw traffic to our website.


THE  INSTABILITY  OF  THE  INTERNET MAY AFFECT OUR CUSTOMERS' ABILITY TO UTILIZE
--------------------------------------------------------------------------------
THE  OUR  PRODUCTS  AND  SERVICES.
----------------------------------

The Internet may not be able to support the demands placed on it by continued growth. We are highly dependent on the Internet to provide our products and services to the marketplace. Customers that employ the Internet for digital copyright services could experience service degradation or latency due to the volume of users. In this case, the tendency of a dissatisfied customer might be to blame the service provider (i.e., us) rather than the company providing the Internet access.

WE  DEPEND  UPON  A  SMALL  NUMBER  OF  KEY  PERSONS  TO IMPLEMENT OUR  BUSINESS
--------------------------------------------------------------------------------
PLAN  AND  THE LOSS OF EITHER  OF THEM  MAY  AFFECT OUR BUSINESS OPERATIONS.
----------------------------------------------------------------------------

We are dependent on two key employees to implement our business plan and the loss of either of them may affect our ability to provide the required quality of service and technical support necessary to achieve and maintain a competitive market position. We do not have an employment agreement with either of these employees, and, as a result, there is no assurance that our key employees will continue to manage our affairs in the future. We have not obtained key man insurance with respect to such employees. Our key employees are as follows:

          Andrea L. Taggart, President, Chief Executive Officer and Director Robert W. Janes, Chief Technical Officer, Treasurer and Director

WE HAVE  NOT  ACQUIRED  LIABILITY  INSURANCE,  WHICH PLACES THE BURDEN OF PAYING
--------------------------------------------------------------------------------
DAMAGES  FOR  LIABILITY  CLAIMS  SOLELY  ON  US.
------------------------------------------------

We have not acquired liability insurance against claims for damages by our products and services. Without insurance to cover damages resulting from liability claims stemming from our products or services, we must shoulder any award of damages against us, and this could significantly affect our business operations if the award is substantial.

GOVERNMENT REGULATION OF THE INTERNET  MAY  NEGATIVELY  AFFECT  OUR  ABILITY  TO
--------------------------------------------------------------------------------
PROVIDE  THE  MARKETPLACE  WITH  OUR  PRODUCTS  AND  SERVICES.
--------------------------------------------------------------

The laws and regulations applicable to the Internet directly affect us because our products and services are heavily dependent on the Internet as a communications and commercial medium. These laws and regulations are still evolving and unclear and have the potential of damaging our business. No specific laws are pending that will have a negative impact on our use of the Internet. However, any of the following laws pertaining to the Internet, if enacted, could potentially have a negative effect on the marketplace for our products and services due to their effect on the customers who use our products and services:

          -  regulating  the  price  of  accessing  the  Internet;
          -  taxing  transactions  that  occur  over  the  Internet;
          -  regulation  of  content  on  the  Internet;
          -  privacy  on  the  Internet;  and
          -  intellectual  property  ownership.

A number of proposals have been made at federal, state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our operations.

WE  MAY  BE  UNABLE TO PROTECT  OUR  INTELLECTUAL  PROPERTY, TRADE  SECRETS  AND
--------------------------------------------------------------------------------
KNOW-HOW WHICH WOULD REMOVE A BARRIER TO COMPETITION AND MAY DIRECTLY AFFECT THE
--------------------------------------------------------------------------------
AMOUNT  OF  REVENUE  WE  GENERATE.
----------------------------------

Although we employ various methods, including trademarks, copyrights and confidentiality agreements with employees, consultants and third party businesses, to protect our intellectual property and trade secrets, there can be no assurance that we will be able to maintain the confidentiality of any of our proprietary technology, know-how or trade secrets, or that others will not independently develop substantially equivalent technology. The failure or inability to protect these rights could have a material adverse effect on our competitive position and operations.

WE  MAY BE  FOUND LIABLE  FOR INFRINGEMENT, WHICH  MAY EXPOSE  US TO  PAYMENT OF
--------------------------------------------------------------------------------
SIGNIFICANT  DAMAGES  AND  INVALIDATION  OF  OUR  PROPRIETARY  RIGHTS.
----------------------------------------------------------------------

Our business activities may infringe upon the proprietary rights of others and those parties may assert infringement claims against us. Should that occur, the claims and any resultant litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. Even if without merit, these potential claims could be time-consuming and expensive to defend or prosecute, and could result in the diversion of management's time and attention from our business.

WE  MAY  BE FOUND LIABLE FOR INFRINGEMENT BASED ON THE CONTENT OF OUR CUSTOMERS'
--------------------------------------------------------------------------------
WEB  SITES
----------

Under the Digital Millenium Copyright Act of 1998, we must maintain policies and procedures to avoid hosting web sites that contain materials published without permission of the copyright holder. If our policies and procedures are not adequate, or if they are adequate but we fail to enforce them, we could be held liable to the copyright holder for the infringement of our customer.

INVESTMENT  RISKS

THE SHARES WE SELL IN THIS  OFFERING WILL BE "PENNY  STOCK",  WHICH WILL MAKE IT
--------------------------------------------------------------------------------
MORE DIFFICULT TO SELL THAN ON EXCHANGE-TRADED STOCK.
-----------------------------------------------------

Our securities, when available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets exceeding $5,000,000 or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of our securities to buy or sell in any market that may develop.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." (A "penny stock" is any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions). Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the
Securities and Exchange Act of 1934, as amended. The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them. Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

          -  control  of  the  market  for  the security by one or a few broker-
             dealers that are  often  related  to  the  promoter  or  issuer;
          -  manipulation  of  prices  through prearranged matching of purchases and sales and  false  and  misleading  press  releases;
          - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
          - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
          - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

OUR ISSUANCE  OF  ADDITIONAL  SHARES   MAY  HAVE  THE  EFFECT  OF  DILUTING  THE
--------------------------------------------------------------------------------
INTEREST  OF  SHAREHOLDERS.
---------------------------

Any additional issuances of common stock by us from our authorized but unissued shares may have the effect of diluting the percentage interest of existing shareholders. Out of our 160,000,000 authorized common shares, 152,813,750, or approximately 95%, remain un-issued. The Board of Directors has the power to issue such shares without shareholder approval. None of the 40,000,000 authorized preferred shares of Alttech are issued. There are 270,000 outstanding options at September 30, 2000, whose holders may acquire additional common shares. We fully intend to issue additional common shares or preferred shares in order to raise capital to fund our business operations and growth objectives.

BOARD  OF  DIRECTORS  AUTHORITY TO SET RIGHTS AND PREFERENCES OF PREFERRED STOCK
--------------------------------------------------------------------------------
MAY  PREVENT  A  CHANGE  IN  CONTROL  BY  SHAREHOLDERS  OF  COMMON  STOCK.
--------------------------------------------------------------------------

Preferred shares may be issued in series from time to time with such designation, rights, preferences and limitations as our Board of Directors determines by resolution and without shareholder approval. This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred stock with rights that may trump those of common stock. The Board of Directors could use an issuance of Preferred Stock with dilutive or voting preferences to delay, defer or prevent common stockholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of our common stock.

CONCENTRATION OF OWNERSHIP OF MANAGEMENT AND DIRECTORS MAY REDUCE THE CONTROL BY
--------------------------------------------------------------------------------
OTHER  SHAREHOLDERS  OVER  ALTTECH.
-----------------------------------

Our executive officers and directors own or exercise full or partial control over more than 38.8% of our outstanding common stock. As a result, other investors in our common stock may not have much influence on corporate decision making. In addition, the concentration of control over our common stock in the executive officers and directors could prevent a change in control of Alttech.

STOCKHOLDERS  DO  NOT  HAVE  THE  AUTHORITY  TO  CALL  A SPECIAL MEETING THEREBY
--------------------------------------------------------------------------------
DISCOURAGING  TAKEOVER  ATTEMPTS.
---------------------------------

Pursuant to our articles of incorporation, only our Board of Directors has the power to call a special meeting of the stockholders, thereby limiting the ability of stockholders to effect a change in control of the company.

WE  DO NOT ANTICIPATE PAYING DIVIDENDS TO COMMON STOCKHOLDERS IN THE FORESEEABLE
--------------------------------------------------------------------------------
FUTURE  WHICH  MAKES  INVESTMENT  IN  OUR  STOCK  SPECULATIVE  OR RISKY.
------------------------------------------------------------------------

We have not paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The Board of Directors has sole authority to declare dividends payable to our stockholders. The fact that we have not and do not plan to pay dividends indicates that we must use all of our funds generated by operations for reinvestment in our operating activities and also emphasizes, as noted elsewhere in this Form SB-2, that we may not continue as a going concern. Investors also must evaluate an investment in Alttech solely on the basis of anticipated capital gains.

LIMITED  LIABILITY  OF ALTTECH'S EXECUTIVE OFFICERS AND DIRECTORS MAY DISCOURAGE
--------------------------------------------------------------------------------
STOCKHOLDERS  FROM  BRINGING  A  LAWSUIT  AGAINST  THEM.
--------------------------------------------------------

Our articles of incorporation and bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors. These provisions may discourage stockholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited the stockholders. In addition, a stockholder's investment in our company may be adversely affected to the extent that costs of settlement and damage awards against officers or directors are paid by us pursuant to the indemnification provisions of the articles of incorporation and by-laws. The impact on a stockholder's investment in terms of the cost of defending a lawsuit may deter the stockholder form bringing suit against one of our officers or directors. We have been advised that the SEC takes the position that this provision does not affect the liability of any director under applicable federal and state securities laws.

                           FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "believes", "plans", "expects", "future", "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements, which apply only until we close this offing.

                                 USE OF PROCEEDS

The maximum net proceeds of the offering, after deducting estimated offering expenses, are approximately $2,150,000 if the offering is completely sold and the maximum offering price of $4.50 per share is used. We may use registered broker-dealers to act as selling agents and in connection with such sales will pay fees or commissions not in excess of the usual and customary fees and commission. If we use selling agents the net proceeds of the offering after deduction of commissions to selling agents will be approximately $2,000,000 assuming the full offering is sold through the selling agent. There is no assurance that we will sell any or all of the offering. The following table indicates how we intend to use the net proceeds at various levels of funding:

                                  IF 10% SOLD   IF 50% SOLD   IF 100% SOLD
APPLICATION OF PROCEEDS
  Selling and marketing expenses        63,000       292,500        585,000
  Research and development              52,000       315,000        630,000
  Capital expenditures                      --        22,500         45,000
  Working capital                      100,000       445,000        890,000
TOTAL PROCEEDS                    $    215,000  $  1,075,000  $   2,150,000


The  following  is  a  description  of  each  of  the  items in the table above.

- Selling and marketing expenses include the cost of our product launch, our advertising on portal sites and ongoing market research
- Research and development includes the cost of upgrading our existing services and developing new tools
- Capital expenditures include new servers and upgrading the capacity of our systems to handle greater numbers of users

                         DETERMINATION OF OFFERING PRICE

We have arbitrarily determined the $3.00 -$4.50 per share price of the common stock in this offering. The offering price is not an indication of and is not based upon the actual value of Alttech Ventures Corp. It bears no relationship to our book value, assets or earnings or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                                    DILUTION

Purchasers of the common stock in this offering will experience immediate and substantial dilution in the net tangible book value of the common stock from this offering. "Net tangible book value per share" represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. At September 30, 2000, our net tangible book value was $592,155 or $0.08 per share, based on 7,186,250 shares of common stock outstanding.

After giving effect to the sale of up to 500,000 shares of common stock offered by this prospectus at a maximum offering price of $4.50 per share and estimated net proceeds of $2,150,000, the net tangible book value at September 30, 2000, would have been $2,742,155 representing an immediate increase in the adjusted net tangible book value of $0.28 per share to current shareholders and an immediate dilution of $4.14 per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:


Public offering price                                                    $4.50
Net tangible value per share at September 30, 2000            $  .08
Increase per share attributable to new investors                 .28
                                                              ------
Pro forma net tangible book value per share after offering    $  .36      (.36)
                                                              ======     ------
DILUTION TO NEW INVESTORS                                                $4.14
                                                                         ======

The following table summarizes the differences between existing stockholders and new investors in this offering with respect to the number of shares held or purchased from Alttech, the total consideration paid and the average consideration paid per share. The following table excludes the deduction of broker-dealer commissions and our estimated offering expenses.


                       SHARES PURCHASED   TOTAL CONSIDERATION  AVERAGE PRICE
                         NUMBER     %       AMOUNT     %       PER SHARE
Existing shareholders  7,186,250  93.5%   1,319,687  37.0%      $0.18
New investors            500,000   6.5%   2,250,000  63.0%      $4.50
TOTAL                  7,686,260   100%   3,569,687   100%      $0.46
                       =========          =========             =====

The information presented in the table above with respect to existing stockholders assumes no exercise of outstanding options to purchase 270,000 shares of common stock granted as of September 30, 2000, under our stock option plan, which may be outstanding as of the completion of this offering. The following table includes the effects of the outstanding options and the warrants assuming they were fully exercised.

                           SHARES PURCHASED   TOTAL CONSIDERATION  AVERAGE PRICE
                             NUMBER     %       AMOUNT     %       PER SHARE
Existing shareholders      7,186,250   0.3%   1,319,687    36.9%      $0.18
Exercise of stock options    270,000   3.4%       8,400     0.2%      $0.03
New investors                500,000   6.3%   2,150,000    62.9%      $4.30
TOTAL                      7,956,250   100%   3,578,087     100%      $0.45
                           =========          =========               =====


                              PLAN OF DISTRIBUTION

We are offering 500,000 shares of our common stock to the public for cash on a best efforts no minimum basis. We have not engaged underwriters in connection with the offering. In effecting sales, we may arrange for brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from us in amounts to be negotiated prior to the sale. We and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

The sale of our common stock offered under this prospectus will commence promptly upon the date of this prospectus and will continue until all of the shares are sold or until we terminate the offering. There are no pre-existing contractual agreements for any person to purchase the shares. We may offer our common stock using a preliminary prospectus prior to the effective date of the registration statement that includes this prospectus. In connection with these offers, prospective investors may deposit funds in escrow that will be released to us upon the effectiveness of the registration statement that includes this prospectus.

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding or litigation and none of our property is the subject of a pending legal proceeding. Further, our officers and directors know of no legal proceedings against us or our property contemplated by any governmental authority.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The following table sets forth the name, age, and position of each Director and Executive Officer of Alttech:

      NAME             AGE               POSITION
      ----             ---               --------
Andrea  L.  Taggart    29       Director, President and Chief Executive Officer
Robert  W.  Janes      42       Director, Chief Technical Officer and Treasurer
Eileen  MacQueen       57       Director, Chief Operations Officer and Secretary
Sam  Henry             50       Chief  Financial  Officer
Cynthia  Spraggs       43       Director

Andrea Taggart, Eileen MacQueen and Albert Klychak represented the first Board of Directors following the consummation of the Share Purchase Agreement between Lexus Capital Inc., and Alttech Development Corporation (formerly Alttech Ventures Corporation). Albert Klychak was appointed to the Board of Directors in February, 2000. Andrea Taggart and Eileen MacQueen began serving in June 2000. Robert W. Janes and Cynthia Spraggs were appointed to the Board in
September  2000.  Albert  Klychak  resigned  as  a  director  in November 2000.

Each director will serve staggered terms of one, two, or three years and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent the terms of any employment agreement.

There are no arrangements or understandings between the directors and officers of Alttech and any other person pursuant to which any director or officer was or is to be selected as a director or officer. In addition, there are no agreements or understandings for the officers or directors to resign at the request of another person and the above-named officers and directors are not acting on behalf of nor acting at the direction of any other person.

ANDREA  L.  TAGGART  -  DIRECTOR,  PRESIDENT  AND  CHIEF  EXECUTIVE  OFFICER

Ms. Taggart co-founded Alttech Development Corporation (a British Columbia corporation formerly named Alttech Ventures Corporation) with Eileen MacQueen in June 1996. She has served as a Director and President of the company since its inception. Ms. Taggart was appointed to the Board of Directors, and became President and Chief Executive Officer of Alttech Ventures Corp. (a Nevada corporation formerly named Lexus Capital Inc.) subsequent to the consummation of the Share Purchase Agreement between Lexus Capital Inc. and Alttech Development Corp. in May 2000. Ms. Taggart has been involved with high-technology start-up ventures since 1994, serving as Vice President and director of MacQueen-Taggart Resources, Inc. since 1995. Ms. Taggart is ultimately responsible for all facets of the company. Ms. Taggart focuses 100% of her working energies on Alttech.

ROBERT  W.  JANES  -  DIRECTOR,  CHIEF  TECHNICAL  OFFICER  AND  TREASURER

Mr. Janes has served Alttech in the capacity of technical consultant since the company's inception. In July 1999, Mr. Janes was appointed to the Board of Directors of Alttech Development Corp, and in September 2000, Mr. Janes was appointed as Chief Technical Officer and Director of Alttech Ventures Corp. In December 2000, Mr. James was appointed Treasurer. Mr. Janes has been involved with computer sciences since the late 1970s, and participated in the early development of Internet-based technology working with Nirv Centre (later acquired by OpenText). Mr. Janes' background includes extensive experience in the high-technology sector, and he has previously held positions with the University of Toronto (1975 - 1989) and Primus Canada (1995 - 2000, Manager, Systems Information).

EILEEN  MACQUEEN  -  DIRECTOR,  CHIEF  OPERATIONS  OFFICER  AND  SECRETARY

Ms. MacQueen co-founded Alttech along with Andrea Taggart in 1996. She is responsible for overseeing all internal aspects of the company's operations, including administration, human resources and corporate compliance and governance matters. Ms. MacQueen has been President and Chief Operating Officer of MacQueen-Taggart Resources since 1995. Ms. MacQueen has also held senior management positions in both the private and public sectors, most recently with the Ministry of the Attorney General of British Columbia.

SAM  HENRY  -  CHIEF  FINANCIAL  OFFICER

Prior to joining Alttech as its Chief Financial Officer in April 1999, Mr. Henry served as Chief Financial Officer of Asia Pacific Telecommunications Corporation from 1995 to 2000 and controller of Vertigo Technology, a software development company from 1994 to 1997. Mr. Henry's professional background includes dealing with budgets up to $50 million, corporate acquisitions, management and corporate compliance reporting for publicly-traded companies.

CYNTHIA  SPRAGGS  -  DIRECTOR

Ms. Spraggs has been a Director of Alttech since September 2000. She has been President and Director of BP Trade since May 1999. From May 1994 to May 1999, Ms. Spraggs served as President of McNaughton Consulting. Since 1994, Ms. Spraggs has consulted on technology management issues in both the United States and Canada, and has managed in excess of $200 million in technology acquisitions and contracts. She has been involved with technology ventures since 1981 as a systems analyst supporting the brokerage offerings for Control Data in Vancouver. Subsequently, with BC Tel, Ms. Spraggs managed telecommunications for the Vancouver Stock Exchange and Georgia Pacific Securities. With Bell Data Systems, she worked closely with Richardson Greenshields in 1986 to develop an early ISDN brokerage system in conjunction with Manitoba Telephone Systems. With CGI Group, as acting Director of the BC Branch, Ms. Spraggs was responsible for the financial modeling and analysis for the Vancouver Stock Exchange BPR project in 1994.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2000, our outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by us to own beneficially, more than 5% of our common stock, and the shareholdings of all executive officers and directors as a group. As of September 30, 2000, we had 7,186,250 shares of common stock issued and outstanding.

                                                                       SHARES    PERCENTAGE OF
NAME                                                                    OWNED     SHARES OWNED
--------------------------------------------------------------------  ---------  --------------
Andrea L. Taggart (1)                                                 1,685,900           23.4%
Chief Executive Officer, President and member of the Board of
Directors
--------------------------------------------------------------------  ---------  --------------
Robert W. Janes (2)                                                      65,000              *
Chief Technical Officer. Treasurer and member of the Board of
Directors
--------------------------------------------------------------------  ---------  --------------
Eileen MacQueen (3)                                                     984,000           13.7%
Secretary and member of the Board of Directors
--------------------------------------------------------------------  ---------  --------------
Sam Henry (4)                                                            60,000              *
Chief Financial Officer
--------------------------------------------------------------------  ---------  --------------
Cynthia Spraggs (5)                                                      60,000              *
Member of the Board of Directors
--------------------------------------------------------------------  ---------  --------------
All Executive Officer and Directors as a Group (6) -  5 individuals   2,854,900           38.8%
--------------------------------------------------------------------  ---------  --------------

Except as noted below, all shares are held of record and each record shareholder has sole voting and investment power.

*  Less  than  one  percent.

(1) Ms. Taggart's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(2) Includes 50,000 options that are currently exercisable. Mr. Janes's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(3) Ms. MacQueen's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(4) Includes 60,000 options that are currently exercisable. Mr. Henry's business address is the same as Alttech's executive offices in Richmond, British Columbia.

(5) Includes 60,000 options that are currently exercisable. Ms. Spraggs business address is the same as Alttech's executive offices in Richmond, British Columbia.

(6)  Includes  170,000  options  that  are  currently  exercisable.

Alttech's executive offices are located at 13511 Vulcan Way, Richmond, British Columbia, Canada V6V 1K4.

There are no arrangements known to Alttech, the operation of which may result in a change of control of the company.

                            DESCRIPTION OF SECURITIES

The following is a description of the material terms of our capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement that include this prospectus, and by the applicable provisions of Nevada law.

Our authorized capital stock consists of 160,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of preferred stock, par value $0.001 per share.

COMMON  STOCK

Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Alttech's common stock.

Because the holders of shares of Alttech's common stock do not have cumulative voting rights, the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, the net assets of the company available to shareholders after payment of all creditors.

Under our articles of incorporation, only the Board of Directors has the power to call a special meeting of the shareholders, thereby limiting the ability of shareholders to effect a change in control of the company by changing the composition of its Board.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Alttech's common stock are issued, the relative interests of existing shareholders may be diluted.

PREFERRED  STOCK

The Board of Directors may determine, in whole or in part, the preferences, limitations and relative rights, within the limits set forth by the laws of the state of Nevada, or any successor statute, of any class of its preferred stock before the issuance of any shares of that class or one or more series within that class before the issuance of any shares of that series.

This is an anti-takeover measure. The Board of Directors has exclusive discretion to issue preferred shares with rights that may trump those of its common stock. The Board of Directors could use an issuance of preferred stock with dilutive or voting preferences to delay, defer or prevent common stock shareholders from initiating a change in control of the company or reduce the rights of common stockholders to the net assets upon dissolution. Preferred stock issuances may also discourage takeover attempts that may offer premiums to holders of the company's common stock.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Neither Elliott Tulk Pryce Anderson nor Ogden Murphy Wallace, PLLC was employed on a contingent basis in connection with the registration or offering of our common stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with Nevada law, our Articles of  Incorporation,  filed as Exhibit
3.1 to the registration statement that includes this prospectus, provide that the company may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

Our bylaws, filed as Exhibit 3.2 to the registration statement that includes this prospectus, provide that the company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office. Our bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

                             DESCRIPTION OF BUSINESS

OVERVIEW

We are a development stage company in the process of commercializing a suite of software tools known as the TagTech system that will serve as a digital copyright management system for intellectual property published on the Internet. Our suite of tools is designed to:

          - let users assign and embed digital codes into intellectual property materials on the Internet,

          -  authenticate  and  search  for  files  based on embedded codes, and

          -  broker  intellectual  property  transactions.

We plan to initially attract customers to our intellectual property products and services by offering web hosting for a competitive fee. Customers who subscribe to our web hosting service will also have access to our suite of intellectual property management tools. We plan to market our suite of tools by making direct contacts with potential customers and by placing advertisements on websites that direct customers to our website. As we gain market acceptance, we plan to price our intellectual property suite of tools at a premium to our web hosting service.

Alttech Ventures Corp. is a Nevada corporation. We are headquartered and have our principal business offices at 13511 Vulcan Way, Richmond, British Columbia, Canada V6V 1K4.

CORPORATE  HISTORY

We have historically conducted our operations through Alttech Development Corporation, a British Columbia corporation that was previously named Alttech Ventures Corporation. Alttech Development was formed June 25, 1996, and has been devoted to developing our suite of intellectual property management tools since it was formed. Alttech Development will continue as the Canadian operating subsidiary in our corporate group.

Alttech  Ventures Corp., a Nevada  corporation that was  previously  named Lexus
Capital Inc., is the parent company in our corporate group and the issuer of common stock in this offering. Alttech Ventures owns 100% of Alttech Development by virtue of a voluntary share exchange transaction that closed on May 25, 2000. Around the same time as the voluntary share exchange, Alttech Ventures raised some capital that was ultimately converted into common stock. Taking all of these transactions into account, our capital structure has developed as follows:

                                                Shares
                                              ----------
Original  Alttech  Ventures  shareholders      2,500,000
Former  Alttech  Development  shareholders     4,142,425
New  private  placement  investors               543,825
                                              ----------
                                               7,186,250
                                              ==========

All of our current directors were directors of Alttech Development prior to the voluntary share exchange transaction.

Alttech Ventures also owns 100% of TagTech Corporation, a Washington state corporation, which will serve as the U.S. operating subsidiary in our corporate group. TagTech has not yet undertaken any operations. The original business plan of Alttech Ventures, then known as Lexus Capital, was to acquire the rights to a wheeled snow shovel and then market it.

INDUSTRY  OVERVIEW

We believe that the increasing popularity of the Internet, and its use as a tool for sharing intellectual property, creates a demand for our suite of intellectual property management tools.

The Internet is a global cooperative of computers and computer networks, which are managed by private and public sector organizations, educational institutions, individuals, and businesses. The basic feature of the Internet is that it allows individuals and organizations to communicate electronically and globally by accessing and sharing information.

Information is exchanged between computers for a variety of purposes. These purposes may include, but are not limited to: the sharing of ideas, transferring of data between two or more locations, publishing of creative works, conducting commercial activities and transactions, and performing research.

The Internet is comprised of many different, typically inter-related, components including electronic mail and the World-Wide-Web. The Internet maintains its founding characteristics of being highly decentralized and not controlled by any national government or other central authority.

The World-Wide-Web, commonly referred to as "the Web," is a vast array of information presented in graphical, textual, audio, and/or video formats. A "Web page" is a document on the World-Wide-Web, consisting of an HTML file and any related digital files, often containing text and graphics, and which may be linked to audio, video and executable computer applications. A "Web site" is a collection of inter-related, and typically inter-linked, individual Web pages. A "link" is a specific code which allows a particular word, phrase, graphic, or other item published on the Web page to lead to another Web page or Web site, if selected and clicked by the user.

The Web can be accessed using software that allows non-technical users to exploit the capacities of the Internet. The development of technology and associated easy-to-use software has made the Internet and the Web easier to navigate and more accessible to an increasing number of users.

The growth of the Internet has resulted in a large amount of unstructured information being published on the Web. According to Internetindicators.com
(NEC), there are already 800 million Web pages on the Internet. NEC estimates that the number of Web pages will increase from 320 million in 1997 to over 9.1 billion in 2002, and, as of January 2000, Inktomi Corporation reported that the number of Web pages had already exceeded 1 billion.

As each Web page may contain information presented in textual, graphical, audio and/or video formats, the quantity of individual pieces of intellectual property published on the Web is already immense.

MARKET  OPPORTUNITY

The growth of the Internet offers a modern venue for widespread and rapid distribution of intellectual property published in digital format. Such growth has magnified the concern for the protection of intellectual property. Several studies conducted on copyright infringements highlight the potential market for
protection  of  copyrights  to  digital  materials.   For  example,  the  U.S.
Government Printing Office via GPO Access reports that copyright losses exceed $2 billion a year. The International Intellectual Property Alliance reported in February 1999 that copyright piracy in 62 countries caused at least $12.4 billion in trade losses in 1998, up from $6 billion in trade losses due to copyright piracy in 1995. As evidenced by these and other statistics, the need for effective copyright management systems is growing, especially in light of the consistent growth of intellectual property published on the Internet.

In addition, with the introduction of the Digital Millennium Copyright Act of 1998, online service providers are required to institute policies and procedures for providing a mechanism to ensure that the online service provider does not host intellectual property materials on their computers and networks that have been published without permission from the copyright holder.

The size of this potential market is difficult to accurately measure, although a 1999 study conducted by Economists Incorporated reported that "for the eighth straight year, the U.S. copyright industries continue to be one of the fastest growing segments of the U.S. economy." This study also reported that in 1997, the copyright industries contributed approximately $500 billion to the U.S. economy, representing an increase of 7.2% from 1996. "Copyright industries," as defined in this study, are those "core industries and portions of many other industries that either create, distribute, or depend upon copyrighted works." Examples of such "copyright industries" include: video, audio, software and book retail sales; the motion picture industry; the music, book, newspaper and journal publishing industries; and the computer software industry. The potential market for our products and services may include developers and owners of all forms of intellectual property who publish their digital work on the Internet and want to protect their copyright to such materials.

THE  ALTTECH  SOLUTION

We believe that a market exists for a turnkey approach to managing the dissemination, use and security of intellectual property published on the Internet. We have devised a suite of tools that we are in the process of commercializing that will serve as a digital copyright management system for intellectual property published on the Internet. Our tools are designed to:

     -    let users assign and embed digital codes in all types of file formats,
     -    authenticate and search for files based on embedded codes, and
     -    broker intellectual property transactions.

Our suite of tools will be available by accessing our website, http://www.iptag.com.

We believe that attracting our potential customers to our website to try our suite of tools is of paramount importance. For this reason we will provide web hosting services. Web hosting services are a well-defined and well-recognized market. In general, in return for an initial set-up fee and then a monthly service fee, a web hosting company will allow customers to maintain, store and connect websites to the Internet without purchasing and administering the necessary hardware, software and Internet connectivity they would need to create and host the websites themselves.

Our plan is to initially offer web hosting - plus our suite of intellectual property management tools - at a price that competes with companies that offer just web hosting services. As we gain an understanding of the popularity and price sensitivity of our various tools, we will bundle different packages of tools that will be priced at a premium to the basic web hosting service. We do not plan for our primary business to be web hosting, and ultimately we expect that our customers will buy tool packages and services from us even though their websites may be hosted elsewhere.

OUR  PRODUCTS  AND  SERVICES

Our suite of tools, known as the TagTech system, offers products and services for publishing and managing intellectual property materials on the Internet.
The TagTech system is comprised of core software applications that assign and embed digital signatures into intellectual property materials, a graphical-user-interface, and a communications infrastructure of computer software scripts that tells the core software applications how to operate. Core software applications are housed on our internal computer servers.

Our existing TagTech system offers users the ability to perform the basic tasks associated with intellectual property management, including:

     -    publishing materials on the Internet,

     - assigning a unique code to each intellectual property material in any type of digital file format (e.g., graphic files, audio files, video files, text files, and executable program files),

     -    embedding information into selected intellectual property materials,

     -    registering intellectual property materials, and

     - conducting manual searches to identify and authenticate previously registered intellectual property materials.

We consider our TagTech products to consist of those versions of core applications that will be available for downloading by users, while we consider our services to be those applications that are housed on our own servers and that can be accessed and processed while a user is connected to our computer servers.

-   INTELLECTUAL  PROPERTY  MANAGEMENT  SERVICES

     Assigning  and  Embedding  Digital  Codes
     -----------------------------------------

TagTech has three distinct, yet inter-related software applications for assigning and embedding digital codes: Fingerprinting, Tagging and Watermarking. Our customers may choose one or all of these applications to protect and manage their intellectual property. This choice will be dependent on the customer's intended use of the protected digital material, and the type of file format used. These core services will allow customers to identify, register, and imprint intellectual property with an identifying code unique to the registered users.

     Fingerprinting: Fingerprinting is the process of assigning a unique number that describes, identifies and registers the contents of a digital file in any format. The numerical digits of a file are examined and condensed into a unique number that is then assigned as that specific file's unique 'digital fingerprint'. Once the fingerprint is assigned, it is entered into our registry of digital fingerprints, providing evidence of date, time, creation, and ownership of the intellectual property contained with, and represented by, the digital file.

     Tagging:   Tagging  is  the  process  of  inserting  any information into a digital file for the purpose of identification and/or classification. An informational "tag" is inserted into a digital file in order to identify the file and/or to classify the file's contents. Typically, such an informational "tag" is inserted into the file header, making the "tag" itself visible to computers running applications capable of identifying and reading the information that has been inserted.

     Watermarking: Watermarking is the process of inserting, either visibly or imperceptibly, a code into a digital file for the purpose of identification and authentication. A digital image is analyzed to determine where a code identifying the owner, creator, or licensee, could easily be hidden. Upon completion of this step, pixel values of the digital image are adjusted slightly in correspondence with the code. This code (watermark) is either visible or imperceptible to the human eye, but in both instances may be detected and interpreted by a computer.

     Digital  Code  Searching  &  Authentication
     -------------------------------------------

In addition to the capacity of assigning and embedding digital codes into digital files containing intellectual property materials, the TagTech system has an application called TagSpider. TagSpider is a search application that locates copies of previously registered digital files and compares the digital code found in the process of that search with digital codes stored in our database. This search capacity is used to locate and authenticate ownership and/or license rights to previously registered digital files containing intellectual property.

     Manual Searching: Manual searching is the directed process of locating and authenticating digital files that have been fingerprinted, tagged, and/or watermarked. Tracking software, sometimes referred to as "search-bots" or "track-bots", is manually directed by a person to a specific location (a place on the Internet or a local computer which contains digital files), where it searches for digital files containing identifying codes that have been generated by our technology. When a TagTech applied code is located, the information contained within that code is cross-referenced with our database of registered digital files to determine and/or authenticate the registered owner of the digital file.

     Automatic Searching: The automatic, or random, process of locating and authenticating digital files that have been fingerprinted, tagged, and/or watermarked. Tracking software, or "track-bots," that have been developed to identify and authenticate digital files containing a TagTech fingerprint, tag, or watermark, randomly search the Internet. Upon locating a TagTech fingerprint, tag, or watermark, the track-bot then cross-references the information contained in the digital file with our database of registered intellectual property to ensure that the digital file is authorized to be located and used where it was found by our track-bot. If the registered owner of the digital file had not previously specified that their property was authorized to be located and used at the site where it was found, an email message notifies the registered owner of a possible misappropriation or reproduction of their property.

     Internet-Based  Brokerage
     -------------------------

We anticipate providing an intermediary service between buyers and sellers of intellectual property, allowing customers the ability to list their registered intellectual property materials for sale or licensing on the TagTech server.

An Alttech customer may authorize us to sell or to license a copy of their digital material(s) to a third party who has offered to purchase the same digital material(s). Our brokerage system will then automatically purchase or license a copy of the digital material and then resell or sublicense that copy to the purchaser.

-   INTELLECTUAL  PROPERTY  MANAGEMENT  PRODUCTS

We intend to provide our TagTech applications as products to those users who choose to download, install, and use the applications on their own computer servers.

-   INTELLECTUAL  PROPERTY  PUBLISHING  SERVICES  (INCLUDING  WEB  HOSTING)

In conjunction with using TagTech's intellectual property management products and services, customers will be able to publish their personal or business web sites on TagTech's server. Web sites may contain intellectual property materials such as text, graphics, audio, video, and executable files.

We initially intend to act as a web host provider for a nominal annual fee, although we do not plan for our primary business to consist of web hosting in the future. Web hosting is a recognized service that customers pay for that allows them to create and maintain high quality, sophisticated websites without purchasing, configuring, maintaining and administering the necessary hardware, software and Internet connectivity they would need to create and host the websites themselves.

Many companies offering web hosting have achieved success in a relatively short period of time. For example, HyperMart, a web hosting company formed in 1996 reports on its website http://www.hypermart.net, that its client base consists
                         ------------------------
of over one million members. Bizland, Inc., another web hosting company that launched in the third quarter of 1999, reports on its website http://www.bizland.com, that its client base consisted of 250,000 members by the
----------------------
first  quarter  of  2000  and of  500,000 members by the second quarter of 2000.

MARKETING  AND  SALES

Since inception, we have focused on the design and development of new technologies, and we have not yet been actively engaged in the marketing and sales of our products and services. Our existing customers have been acquired as the result of random searching by the customers for our services. Commencing in the fourth quarter of 2000, we intend to begin the active marketing of our TagTech system. We expect our promotional efforts to initially focus on broad-based marketing and targeted marketing initiatives, both of which direct customers to our website, www.iptag.com, where customers can pay a nominal annual fee for web hosting. We plan to offer our web hosting services at a competitive price, with the additional benefit that those customers who use our web hosting services will be allowed to use our suite of intellectual property management tools for free. As we gain a better understanding of the popularity and price sensitivity of our various tools in the TagTech system, we will bundle different packages of tools that will be priced at a premium to our basic web-hosting service. We do not expect or plan for our primary business to be web hosting, and we ultimately expect our customers to buy tool packages and services from us even though their websites may be hosted elsewhere.

     BROAD-BASED  MARKETING

To reduce the risk of expending large amounts of capital on useless promotion, our initial broad-based marketing efforts of TagTech will be focused on contacting groups of Internet users we believe are likely to want to use our services. Our goal is not to reach the largest possible audience at the onset, but to test the viability of our market penetration strategies with initiatives that can be adequately tracked, monitored and analyzed. This broad-based marketing effort will focus on distributing industry and market-specific promotional materials through an average of 100 distinct Internet portals per month for each month through January 2001. Such "portals" will include commercial and non-commercial websites operated by third parties, online communities, newsgroups, and discussion forums, search engines and resource listings. The portals will be selected and identified based on their subject matter, so that there is an increased probability that their users would be interested in our TagTech products and services.

     TARGETED  MARKETING

Our targeted marketing efforts will involve the process of collecting data on individual prospective customers to define their type of business, the specific needs that TagTech products and services can be applied to, and related information. Subsequent to this process of gathering relevant data, we will individually modify our promotional material templates and make direct contact with prospective customers through telephone, mail and e-mail.

Although a more time-intensive and costly method of reaching individual prospective customers, we anticipate that our targeted marketing efforts will achieve a higher percentage success rate compared to broad-based marketing initiatives. This assumption is based on our belief that direct marketing efforts will be able to more effectively gain consumer confidence in TagTech products and services.

COMPETITION

We are unaware of any direct competition to our turnkey system for the publishing and management of intellectual property on the Web. However, several companies and government agencies present indirect competition within the market.

Government bodies, such as the United States Copyright Office and the Canadian Intellectual Property Office, provide the service of registering copyrights. These government authorities do not verify ownership, provide protection against unauthorized use, track the usage of registered intellectual property, or provide legal support or protection in cases of dispute. In some instances, such as with the Canadian Intellectual Property Office, these government agencies do not even verify that a work being registered actually exists (e.g. the Canadian Intellectual Property Office does not require a copy of the work to be sent with the application for registration as this government agency does not have the mandate to collect and compile copyright materials).

Registration with any government body is not required in order to have "the right to copy" intellectual property. Rather, the singular benefit of registration of copyright is that the owner of the work obtains a certified date of copyright registration. Effectively, such government agencies provide the registration process as a means of establishing a particular date at which an individual or entity claims to have copyright of a particular work. Other methods of establishing the date of claim to a copyright, with comparable effectiveness, include sending a copy of the original work via certified mail, or simply having a second person witness the date of copyright.

Some of the commercial organizations that offer indirect competition to our turnkey system for the publishing and management of intellectual property sell "watermarking technology" exclusively, and most are focused on selling complex, highly customized, systems to major corporations. We do not believe that "watermarking" a digital file exclusively provides adequate protection against infringement and misappropriation. The following are some of our indirect competitors who provide watermarking embedding technology software:

     Digimarc - Digimarc supplies a "plug-in" (additional feature) application to third party graphics programs such as CorelDraw and Adobe to embed copyright information into images. Digimarc also offers the service of possibly tracking usage of graphical images online through their "MarcSpider" technology that apparently tracks for images that have been watermarked using Digimarc's application. Some of Digimarc's applications have been "hacked" (the code has been broken by other computer programmers, so that the technology is not secure) by third parties, and in the spring of 2000, Digimarc released its "MediaBridge" technology, which now appears to be Digimarc's market focus. "MediaBridge" embeds codes into printed materials for use in advertising campaigns. We are not aware of any other services or products offered by Digimarc that would make Digimarc a direct competitor to our turnkey system for management of Intellectual Property.

     MediaSec - MediaSec has operations in Germany and Rhode Island. According to the company's Web site located at www.mediasec.com, MediaSec specializes in the development, commercialization and licensing of "data-hiding" applications and "digital watermarking technologies." We are not aware of any other services or products offered by MediaSec, such as publishing, tracking, and brokerage services that would make MediaSec a direct competitor to our turnkey system for management of intellectual property.

     Signafy.com - Funded by NEC, Signafy.com offers an embedding technology requiring that the original image is presented for comparison in order to detect and read Signafy's watermark.

We believe that other, presently indirect competitors also exist, and that these would include any Internet or Web-based organization that provides the service(s) of Web page hosting, brokeraging, collecting or compiling, and searching for or tracking any form of intellectual property. We are not, however, aware of any group or organization that offers the range of products and services that comprise our turnkey approach to managing intellectual property published on the Web.

INTELLECTUAL  PROPERTY

     TRADEMARKS

We have conducted an initial search of existing trademarks, and we intend to file applications to register several trademarks for the TagTech system. These trademark applications are expected to include the TagTech logo, which is described as being two letter T's inside of two circles, the name TagTech, FingerPrint, and TagSpider.

     PATENTS

Although we do not currently have any patents or applications pending, we believe some of our technology is patentable, and we intend to pursue our patent applications in the future.

EMPLOYEES

We currently have a total of 15 full-time paid employees. Of these employees, three are engaged in the area of corporate development and marketing, two are administrative personnel and the remaining ten employees are involved in the technical development and technical operations.

RESEARCH  AND  DEVELOPMENT

Over the past two fiscal years, we spent $59,111 on research and development, and a further $175,422 during the nine months ended September 30, 2000. To date our primary activities have consisted of raising capital and research and development so that we can implement our business plan and sustain operations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our audited financial statements and notes thereto for the years ended December 31, 1999 and 1998, our unaudited consolidated financial statements and notes thereto for the nine months ended September 30, 2000, and other financial information appearing elsewhere in this prospectus.

OVERVIEW

We are a development stage company in the process of commercializing a suite of software tools known as the TagTech system that will serve as a digital copyright management system for intellectual property published on the Internet. We plan to initially attract customers to our intellectual property products and services by offering web hosting for a competitive fee. Customers who subscribe to our web hosting service will also have access to our suite of intellectual property management tools.

Our  suite  of  tools  is  designed  to:

   - let users assign and embed digital codes into intellectual property materials on the Internet,
   -  authenticate  and  search  for  files  based  on  embedded  codes,  and
   -  broker  intellectual  property  transactions.

We plan to market our web hosting service and suite of tools by making direct contacts with potential customers and by placing advertisements on websites that direct customers to our website. As we gain market acceptance, we plan to price our intellectual property suite of tools at a premium to our web hosting service.

We have not generated any revenues to date. We launched our website, www.iptag.com, on November 8, 2000. Initially we expect to generate revenues
-------------
from an annual web-hosting fee. The amount of revenue that we generate will depend on the number of customers whose websites we host.

Customers will be able to use our suite of tools free of charge during an introductory offer period. As we monitor the popularity of our various tools, we will begin to charge for tools when introductory offers expire. Our plan is to determine the tool packages and price levels that will allow us to maximize revenue. Because we are uncertain about the extent of market acceptance for our tools, we cannot predict the factors that might cause revenues associated with particular tools or packages of tools to fluctuate.

Our operational efforts have been focused on developing our suite of tools. This effort will be ongoing, and the expenses associated with development will continue to be mainly salaries. We will need to maintain the infrastructure to host websites and make our tools and their related services available, which will consist mainly of enhanced telecommunications and technical support expenses. We will need to launch our web-hosting service and suite of tools, which we expect to result in significant selling and marketing expenses.

BASIS  FOR  PRESENTATION  OF  FINANCIAL  INFORMATION

Our financial statements effectively present our results of operations as a continuation of Alttech Development Corp. On February 18, 2000, Alttech Ventures (then known as Lexus Capital, a Nevada corporation) entered into a binding Share Purchase Agreement with Alttech Development Corp. (then known as Alttech
Ventures Corporation, a British Columbia corporation) and its shareholders, pursuant to which the parties agreed to complete a share exchange transaction that resulted in a reverse takeover of Alttech Ventures by Alttech Development. On May 25, 2000, Alttech Ventures issued a total of 4,142,425 shares in exchange for all of the voting common shares of Alttech Development Corp.

For accounting purposes the acquirer is Alttech Development Corp., as greater than 50% of the issued and outstanding common shares of Alttech Ventures at date of acquisition were owned by the shareholders of Alttech Development Corp. As Alttech Development Corp. is the legal subsidiary of Alttech Ventures the nature of the business combination is a reverse takeover whereby the control of Alttech Ventures is acquired by Alttech Development Corp. The consolidated financial statements are issued under the name of Alttech Ventures but are a continuation of Alttech Development Corp. and not Alttech Ventures. The legal capital structure remains that of Alttech Ventures but the shareholders' equity of Alttech Development Corp. has replaced the shareholders' equity of Alttech Ventures. Similarly, Alttech Ventures's statements of operations and cash flows represent a continuation of Alttech Development Corp.'s financial statements.

PLAN  OF  OPERATION

At September 30, 2000, we had approximately $570,000 of cash. We hold the majority of our cash in Canadian currency, and we pay most of our expenses in Canadian currency. During our product launch and roll-out we expect that our monthly cash expenditures will be approximately $CN120,000. At this rate, we anticipate that our existing cash reserves will sustain our operations through March or April of 2001, at the latest.

Because we may face unforeseen difficulties, and because we may not begin to realize revenues as quickly as we project, we have determined that we should seek to raise capital in this offering. If we raise only $1,000,000 of the $2,250,000 we seek to raise through this offering, we believe that we will be able to conduct our operations through December 31, 2001, even if we realize no revenues. We also have determined that we should seek to raise capital in this offering because we will need working capital if our growth exceeds our expectations.

We plan to begin realizing revenue in the first quarter of 2001. We have already launched our website that we will use to deliver our services. We have also put into motion our marketing strategy, which consists of both a broad-based approach and a targeted approach. Our marketing strategy anticipates some lag time between its launch and its results.

In our broad-based marketing, each month we plan to select 100 portals that have the potential to expose 2,500 prospective customers to our promotional materials during the month we advertise on the portal. We assume, then, that the average monthly total of prospective customers exposed to our promotional materials will be approximately 250,000. Our sales projections include the assumption that 1% of those reached through our broad-based marketing initiatives will select us to host their websites. We expect the average monthly total of new customers generated as a result of our broad-based marketing initiatives to be approximately 2,500. We expect to begin our broad-based marketing in January 2001.

In our targeted marketing, we expect that through January 2002, we will be in direct contact with an average of 5,000 prospective customers per month. Our sales projections include the assumption that 5% of those contacted through our direct marketing activities will select us to host their websites. The average monthly total of new TagTech customers to be generated as a result of our direct marketing initiatives is 250. We expect to begin our targeted marketing in January 2001.

In our projections we have assumed that we will add web-hosting customers at these rates for approximately 10 months of calendar year 2001, providing us with approximately 27,500 new customers during 2001. We believe that this goal is achievable based on the experience of other web-host providers, such as hypermart.net and bizland.com, each of which reports that it has in excess of one million customers. Hypermart.net achieved this goal over a four-year period which commenced in 1996. Bizland.com, which was launched in the third quarter of 1999, reported that they exceeded 250,000 customers by the first quarter of 2000, and 500,000 customers by the end of the second quarter.

Pricing in the web-hosting industry varies greatly, from a low of $1 per month to as much as $2500 per month, depending on the type of service package. Hypermart.net and bizland.com offer free web publishing services if customers permit them to place a banner advertisement on each web page the customer publishes, and they offer customers the ability to remove banner advertisements in exchange for an annual fee of approximately $120. Many web host providers also charge a set-up fee in addition to the recurring monthly or annual fee.

Based on the pricing practices in the web-hosting industry, we have decided to set our annual fee with our introductory offer at $100 per year, with no set-up fee. We recognize that our fee may not be the lowest available, but our goal is not to attract anybody who might want to display a website. Instead, our goal is to attract customers who are interested in our suite of tools by providing them with the web-hosting service that they would need anyway, at a price that is reasonable in the industry. We have not set a deadline by which we expect to charge for our tools, and the timing of this step in our business plan will depend on our experience with our customers' use of our tools.

If our offering is reasonably successful and we achieve revenues that are even a fraction of what we project, we believe we will have sufficient cash to fund our operations for the next twelve months.

We believe that our current physical plant and cost structure will permit us to host websites for approximately 40,000 customers. We could be forced to add additional physical plant in locations distant from our technical facilities in Richmond, BC, however, if the routing of Internet traffic causes delays or disruptions for some or all of our customers.

We will continue to develop and upgrade our suite of tools. If we appear to be on target to obtain 27,500 web hosting customers during 2001, we anticipate that we will add approximately ten employees, most of whom will be technical development and marketing staff.

RESULTS  OF  OPERATIONS

As we have taken our suite of tools from the concept stage to commercialization, we have increased our number of software developers. As a result, an increase in salaries and benefits comprised most of the increase in research and development expense to approximately $175,000 for the nine months ended
September 30, 2000 from approximately $59,000 in calendar year 1999. In preparation of market launch, we have incurred selling and marketing expense of approximately $87,000 for the nine months ended September 30, 2000, with no corresponding amount in calendar year 1999. Our general and administrative expenses have increased as well, due primarily to adding executives to the payroll and retaining professional advisers to help us position ourselves for this offering.

We had very little in the way of operating results in 1998 because most of the work was developmental in nature and was done primarily by the founders without compensation.

                             DESCRIPTION OF PROPERTY

Our current executive offices and technical facilities are located at 13511 Vulcan Way, Richmond, British Columbia, Canada V6V 1K4 and our telephone number is (604) 232-1171. Our sublease of these premises covers 10,200 square feet. It commenced August 1, 2000, and runs through June 30, 2002, at a lease rate of $54,000 per year.

We believe that our present facilities will be suitable for the operation of our business for the foreseeable future. The facilities are adequately insured against perils commonly covered by business insurance policies.

We currently sublease our former headquarters and executive offices, located at 888-1199 West Pender Street, Vancouver, British Columbia, Canada for approximately $32,000 per year. Our lease is for 2,476 square feet on an annual basis from December 1, 1999, at a lease rate of $32,000 for the year. Our lease and the sublease both run through January 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS  WITH  MANAGEMENT  AND  OTHERS

No director, executive officer or nominee therefor of Alttech, and no owner of five percent or more of the company's outstanding shares or any member of their immediate family has entered into or proposed any transaction with the company in which the amount involved exceeds $60,000.

CERTAIN  BUSINESS  RELATIONSHIPS

No director or nominee for director is or has been during Alttech's last fiscal year an executive officer or beneficial owner of more than 10% of any other entity that has engaged in a transaction with Alttech in excess of 5% of either company's revenues or assets.

INDEBTEDNESS  OF  MANAGEMENT

There are no persons who are directors, executive officers of Alttech, nominees for election as a director, immediate family members of the foregoing, corporations or organizations (wherein the foregoing are executive officers or partners, or 10% of the shares of which are directly or beneficially owned by the foregoing), trusts or estates (wherein the foregoing have a substantial beneficial interest or as to which the foregoing serve as a trustee or in a similar capacity) that are indebted to Alttech in an amount in excess of $60,000.

TRANSACTIONS  WITH  PROMOTERS

Andrea Taggart and Eileen MacQueen are founders of Alttech Development Corporation, the British Columbia subsidiary of Alttech Ventures Corp. Ms.
Taggart and Ms. MacQueen formed Alttech Development on June 25, 1996 with an initial capitalization of $CN7,500, for which they received 700,000 and 50,000 shares, respectively. On July 31, 1996, Ms. Taggart and Ms. MacQueen were granted options to purchase 700,000 and 550,000 shares, respectively, priced at $CN0.01 per share, to complete the initial capitalization of Alttech Development by its founders. On October 15, 1996, Ms. Taggart and Ms. MacQueen each were granted options to purchase 500,000 shares, respectively, in lieu of foregone compensation, priced at $CN0.01 per share; the company did not independently establish a value for these options when granted, and ultimately recognized expense of approximately $CN10,000. Ms. Taggart and Ms. MacQueen exercised all of their options by May 4, 1999. In the voluntary share exchange that closed on May 25, 2000, Ms. Taggart and Ms. MacQueen received shares of Alttech Ventures Corp. in exchange for their shares of Alttech Development Corporation on the same 1-for-1 basis as all other shareholders of Alttech Development Corporation.

John Donaldson and Donna Lavigne are the founders of Alttech Ventures Corp. Mr. Donaldson and Ms. Lavigne formed Alttech Ventures in 1999 with an initial capitalization of $3,333, for which they received 277,784 and 277,777 shares, respectively. Neither Mr. Donaldson nor Ms. Lavigne has any further association with Alttech Ventures.

                             MARKET FOR COMMON STOCK

MARKET  PRICE

There is no trading market for Alttech's Common Stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in Alttech's common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

Alttech intends to apply to have its common stock included for trading on the NASD OTC Bulletin Board. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company for listing on the Bulletin Board. Alttech may be unable to find a market maker willing to sponsor the company. If Alttech does qualify for the OTC Bulletin Board, shareholders may still find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the company's securities trading in the OTC market. Quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Alttech's securities will also be subject to Securities and Exchange Commission's "penny stock" rules. (See "Risk Factors - Investment Risks"). The penny stock rules may further affect the ability of owners of Alttech's shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers might be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

STOCK  OPTIONS

A total of 270,000 stock options, each exercisable for one share of common stock, were outstanding as at September 30, 2000:

                                                         EXERCISE PRICE
NO. OF OPTIONS      DATE OF GRANT     EXPIRY DATE          PER OPTION
160,000              May 3, 1999      May 3, 2001        $          0.01
110,000             July 13, 1999    July 13, 2001       $          0.07

The shares underlying these options may be sold pursuant to Rule 701 under the Securities Act of 1933 90 days after the effective date of the registration statement that includes this prospectus. We may file a registration statement on Form S-8 after the effective date, but before 90 days have elapsed, that would permit the shares underlying the options to be sold sooner.

There were no warrants or other securities convertible into Alttech common stock outstanding as of September 30, 2000.

SHARES  ELIGIBLE  FOR  FUTURE  SALE

We have filed a registration statement with the SEC to register the offering of approximately 1,800,000 shares of our common stock held by some of our existing shareholders. The registration statement contains a prospectus that will permit these shareholders to sell their shares from time to time, as long as we maintain the effectiveness of the registration statement and update the prospectus. The offering by the selling shareholders will commence once we have closed the offering of our shares through this prospectus. We plan to maintain the effectiveness of the registration statement for these selling shareholders until May 24, 2001.

On May 25, 2001, all 7,186,250 of our common shares that were outstanding on September 30, 2000, will be eligible to be sold pursuant to Rule 144, subject to the public information, volume limitation, manner of sale and notice conditions of the rule. On May 25, 2002, 4,501,350 of these shares will be eligible for sale without condition under Rule 144(k). The remaining 2,684,900 of these shares are held by affiliates and may be sold under Rule 144 only in compliance with the public information, volume limitation, manner of sale and notice conditions of the rule.

In general, a sale under Rule 144 after holding shares for more than one year but less than two years requires compliance with the following material conditions:

- public information-we must be current in our requirement to file our quarterly and annual reports with the SEC, as well as any reports required to be filed on Form 8-K for material events;
- volume limitation-during any three-month period a shareholder may not sell more than one percent of our total outstanding shares, as shown on our most recent quarterly or annual report;
- manner of sale-the shares must be sold in a market transaction through a broker or market maker, generally without solicitation of a buyer; and
- notice-except for certain de minimis sales, the seller must file a Form 144 with the SEC.

Sales of unregistered securities by an affiliate must always comply with these four conditions. After holding their shares for more than two years, shareholders who are not affiliates may sell their shares without having to comply with these conditions. Rule 144 has a number of exceptions and complications, and any sale under Rule 144 requires an opinion of counsel reasonably satisfactory to us.

There are no contractual restrictions prohibiting the sale of any of our outstanding shares.

HOLDERS

As of September 30, 2000, there were 7,186,250 shares of common stock outstanding, held by 227 shareholders of record.

DIVIDENDS

To date Alttech has not paid any dividends on its common stock and does not expect to declare or pay any dividends on such common stock in the foreseeable future. Payment of any dividends will be dependent upon Alttech's future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

                             EXECUTIVE COMPENSATION

COMPENSATION  OF  NAMED  EXECUTIVE  OFFICERS

The following table sets forth all compensation paid or earned for services rendered to Alttech in all capacities during the years ended 1999, 1998, and 1997 by our President and Chief Executive Officer (the "Named Officer"). No executive officer received total annual salary, bonus and other compensation in excess of $100,000 in those periods. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned for these fiscal years has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

                                     SUMMARY COMPENSATION TABLE

                                                            Long Term Compensation
                                                    ----------------------------------
                        Annual  Compensation                 Awards            Payouts
                  --------------------------------  -------------------------  -------
                                           Other                  Securities
Name                                       Annual    Restricted   Underlying
And                                       Compen-       Stock      Options/      LTIP    All Other
Principal                                sation ($)   Award(s)     SARs (#)    Payouts    Compen-
Position    Year  Salary ($)  Bonus ($)     (1)          ($)                     ($)     sation ($)
----------  ----  ----------  ---------  ----------  -----------  -----------  --------  ----------
Andrea      1999      16,400         --    160,720            --          --         --          --
Taggart     1998       7,370         --         --            --          --         --          --
(CEO)       1997          --         --         --            --          --         --          --

            ----  ----------  ---------  ----------  -----------  -----------  --------  ----------

(1) Ms. Taggart exercised the options granted to her in 1996 at a price of $CNO.01 per share on May 4,1999. The value realized has been computed using an assumed fair market value of Alttech Development's common stock of $CNO.25 at the time of exercise, and a currency translation rate of $CN 1.00 = $USO.67.
Near the time of Ms. Taggart's exercise, Alttech Development conducted a private placement at a price of $CNO.25 per share.

Ms. Taggart was not granted any stock options in 1999 and has no outstanding unexercised stock options, stock appreciation rights or long-term incentive plan awards.

     The following table sets forth certain information concerning exercises of stock options pursuant by Ms. Taggart during the last fiscal year.

                                                     Number of
                                                     Securities      Value of
                                                     Underlying      Unexercised
                                                     Unexercised     In-the-Money
                                                     At FY-End (#)   at FY-End ($)

                 Shares Acquired                      Exercisable/   Exercisable/
      Name       On Exercise(#)    Value Realized($)  Unexercisable  Unexercisable
                                         (1)
Andrea Taggart           995,500             160,720       --             --

(1) Ms. Taggart exercised the options granted to her in 1996 at a price of $CNO.01 per share on May 4,1999. The value reached has been computed using an assumed fair market value of Alttech Development's common stock of $CNO.25 at the time of exercise, and a currency translation rate of $CN 1.00 = $USO.67.
Near the time of Ms. Taggart's exercise, Alttech Development conducted a private placement at a price of $CNO.25 per share.

COMPENSATION  OF  DIRECTORS

Directors receive no compensation for their service as such, although they do receive reimbursement for expenses.

EMPLOYMENT  CONTRACTS

Each of our employees who are not executives have employment contracts with us. The standard employment contract is for a one-year term, specifies the total compensation to be paid, and outlines the particular duties and responsibilities of the named employee. All employment contracts include non-disclosure, non-circumvention, and non-competition clauses. We plan to enter into executive employment agreements with our chief technical officer and our chief financial officer.

We may in the future create retirement, pension, profit sharing, insurance and medical reimbursement plans covering our Executive Officers and Directors, and staff. At the present time no such plans exist. No advances have been made or are contemplated by Alttech to any of its Executive Officers or Directors.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

                           FINANCIAL STATEMENTS INDEX



                                                                            Page
                                                                            ----

Independent Accountants' Report . . . . . . . . . . . . . . . . . . . . . . .F-1

Consolidated  Balance  Sheets . . . . . . . . . . . . . . . . . . . . . . . .F-2

Consolidated  Statements  of  Operations  . . . . . . . . . . . . . . . . . .F-3

Consolidated  Statements  of  Cash  Flows . . . . . . . . . . . . . . . . . .F-4

Consolidated  Statement  of  Stockholders'  Equity  . . . . . . . . . . . . .F-5

Notes  to  the  Consolidated  Financial  Statements . . . . . . . . . . . . .F-7

                         Independent Accountants' Report
                         -------------------------------


To  the Board of Directors and Stockholders of
Alttech Ventures Corp. (formerly Lexus Capital Inc.)
(A  Development  Stage  Company)
Vancouver,  BC   Canada


We have reviewed the accompanying consolidated balance sheet of Alttech Ventures Corp. (formerly Lexus Capital Inc.) as of September 30, 2000 and the related consolidated statements of operations and cash flows for the nine-month period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the annual financial statements for the year ended December 31, 1999, certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note  1  to  the  financial  statements.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Alttech Ventures Corporation (formerly Lexus Capital Inc.) as of December 3l, 1999 and the related statements of operations, stockholders' equity, and cash flows for the year then ended; and in our report dated April 15, 2000, we expressed an unqualified opinion on those financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                                /s/  Elliott Tulk Pryce Anderson

                                                           CHARTERED ACCOUNTANTS

Vancouver,  Canada
November  27,  2000

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Balance Sheets
(expressed in U.S. dollars)

                                                                      September 30,    December 31,
                                                                          2000             1999
                                                                       (unaudited)      (audited)
                                                                            $               $
                                            Assets
Current Assets
     Cash and equivalents                                                   571,658           6,213
Other current assets                                                         32,099          12,888
                                                                     ---------------  --------------
                                                                            603,757          19,101
Property, Plant and Equipment (Note 4)                                       48,270          22,317
                                                                     ---------------  --------------
                                                                            652,027          41,418
                                                                     ===============  ==============

                              Liabilities and Stockholders' Equity
Current Liabilities
     Accounts payable                                                        17,972          25,648
     Accrued liabilities                                                      5,500          11,592
     Note payable (Note 8(d))                                                13,200          13,800
     Loan payable (Note 8(a))                                                21,120          22,080
     Due to related parties (Note 5)                                          2,080          19,682
                                                                     ---------------  --------------
                                                                             59,872          92,802
                                                                     ---------------  --------------

Commitments (Note 7)
Contingent Liabilities (Notes 1 and 8)

Stockholders' Equity (Deficit)
Common Stock (Notes 6 and 8), 200,000,000 common shares
     authorized at $.001 par value; 7,186,250 and 3,420,500
     common shares issued and outstanding respectively                        7,186           3,420

     Additional paid in capital                                           1,312,501         103,437

     Common shares paid for but unissued (representing 160,000 and
     509,750 shares respectively)                                             4,620         138,621
                                                                     ---------------  --------------

                                                                          1,324,307         245,478
Deficit Accumulated During the Development Stage                           (732,152)       (296,862)
                                                                     ---------------  --------------
                                                                            592,155         (51,384)
                                                                     ---------------  --------------
                                                                            652,027          41,418
                                                                     ===============  ==============


    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(expressed in U.S. dollars)


                                         Accumulated From
                                           June 25, 1996           Nine Months Ended             Years Ended
                                        (Date of Inception)           September 30,             December 31,
                                       to September 30, 2000       2000          1999         1999         1998
                                            (unaudited)        (unaudited)   (unaudited)    (audited)   (audited)
                                                 $                  $             $             $           $
Revenue                                                    -             -             -            -           -
                                      -----------------------  ------------  ------------  -----------  ----------
   General and administrative

     Accounting and legal                             71,930        41,921         7,228       30,009           -
     Bank charges and interest                         2,604         2,124           188          370           2
     Consulting                                      146,385        51,344        24,500       66,612       7,370
     Depreciation                                     18,470         8,630         1,887        4,558       1,275
     Exchange loss (gain)                              3,013          (889)        2,430        8,004      (3,563)
     Financing expenses                               15,086             -             -            -           -
     Office and general overhead                      38,444        19,711         8,417       12,268       1,675
     Organizational expenses                           5,550             -             -            -           -
     Rent and telephone                               35,621        13,591         3,930        6,468       4,570
     Salaries and benefits                            63,430        44,617         5,682       18,813           -
     Travel and promotion                             28,852        10,585         5,798       12,990       1,185
     Less: Gain on sale of assets                     (6,060)       (6,060)            -            -           -
     Interest income                                 (12,861)      (12,861)            -            -           -
                                      -----------------------  ------------  ------------  -----------  ----------


                                                     410,464       172,713        60,060      160,092      12,514
                                      -----------------------  ------------  ------------  -----------  ----------

   Research and development
     Consulting                                       54,688        31,284         8,608       23,404           -
     Rent and telephone                               28,332        23,300         3,059        5,032           -
     Salaries and benefits                           151,513       120,838         9,266       30,675           -
                                      -----------------------  ------------  ------------  -----------  ----------

                                                     234,533       175,422        20,933       59,111           -
                                      -----------------------  ------------  ------------  -----------  ----------

   Selling and marketing
     Consulting                                       26,703        26,703             -            -           -
     Office and general overhead                      19,710        19,710             -            -           -
     Rent and telephone                                9,708         9,708             -            -           -
     Salaries and benefits                            20,449        20,449             -            -           -
     Travel and promotion                             10,585        10,585             -            -           -
                                      -----------------------  ------------  ------------  -----------  ----------

                                                      87,155        87,155             -            -           -
                                      -----------------------  ------------  ------------  -----------  ----------

Net Loss                                            (732,152)     (435,290)      (80,993)    (219,203)    (12,514)
                                      =======================  ============  ============  ===========  ==========

Net Loss per Share                                                    (.06)         (.04)        (.09)       (.01)
                                                               ============  ============  ===========  ==========

Weighted Average Shares Outstanding                              7,174,000     1,840,000    2,570,000     898,000
                                                               ============  ============  ===========  ==========


    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
(expressed in U.S. dollars)

                                                     Accumulated From
                                                       June 25, 1996       Nine Months Ended             Years Ended
                                                   (Date of Inception)        September 30,              December 31,
                                                  to September 30, 2000    2000          1999          1999       1998
                                                          (unaudited)   (unaudited)   (unaudited)   (audited)   (audited)
                                                               $             $             $            $           $
Cash Flows to Operating Activities
   Net loss                                                  (732,152)     (435,290)      (80,993)   (219,203)    (12,514)
   Adjustments to reconcile net loss to cash
     Common shares issued for services rendered
        and organizational expenses                            46,557             -        20,310      20,310           -
     Depreciation                                              18,470         8,630         1,915       4,558       1,275
     Foreign exchange on note payable                            (800)         (600)          600         800      (1,000)
     Foreign exchange on loan payable                          (1,280)         (960)          960       1,280      (1,600)
     Gain on disposal of assets                                (6,060)       (6,060)            -           -           -
   Change in non-cash working capital items
     Increase in other current assets                         (32,099)      (19,211)       (1,875)    (12,608)       (121)
     (Increase) decrease in accounts payable                  (70,443)     (107,683)       18,619      36,280          11
                                                          ------------  ------------  ------------  ----------  ----------

Net Cash Used in Operating Activities                        (777,807)     (561,174)      (40,464)   (168,583)    (13,949)
                                                          ------------  ------------  ------------  ----------  ----------

Cash Flows from Financing Activities
   Cash received from business combination (Note 3)           981,512       981,512             -           -           -
   Note payable                                                14,000             -                         -           -
   Loan payable                                                22,400             -                         -           -
   Common shares issued                                       385,533       325,233        60,300      60,300           -
   Common shares paid for but unissued (issued)                 4,620      (134,001)       25,160     138,621           -
   Increase (decrease) in advances from related parties         2,080       (17,602)      (25,687)       (774)     13,949
                                                          ------------  ------------  ------------  ----------  ----------

Net Cash Provided by Financing Activities                   1,410,145     1,155,142        59,773     198,147      13,949
                                                          ------------  ------------  ------------  ----------  ----------

Cash Flows from Investing Activities
   Proceeds from disposal of assets                             6,399         6,399             -           -           -
   Increase in property, plant and equipment                  (67,079)      (34,922)      (14,235)    (23,351)          -
                                                          ------------  ------------  ------------  ----------  ----------

Net Cash Provided by Investing Activities                     (60,680)      (28,523)      (14,235)    (23,351)          -
                                                          ------------  ------------  ------------  ----------  ----------

Increase in cash and equivalents                              571,658       565,445         5,074       6,213           -
Cash and equivalents - beginning of period                          -         6,213             -           -           -
                                                          ------------  ------------  ------------  ----------  ----------

Cash and equivalents - end of period                          571,658       571,658         5,074       6,213           -
                                                          ============  ============  ============  ==========  ==========

Non-Cash Financing Activities
   Shares issued by Alttech Development Corp. for
   services rendered and organizational expenses prior
   to reverse takeover                                         46,557             -        20,310      20,310           -
   Shares issued to effect a reverse takeover (Note 3)        887,597       887,597             -           -           -
   Shares issued for commission                                29,740        29,740             -           -           -
                                                          ------------  ------------  ------------  ----------  ----------

                                                              963,894       917,337        20,310      20,310           -
                                                          ============  ============  ============  ==========  ==========

Supplemental Disclosures
   Interest paid                                                1,519         1,519             -           -           -
   Income taxes paid                                                -             -             -           -           -


    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
(expressed in U.S. dollars)

                                                                                                  Deficit
                                                                                                Accumulated
                                                                                   Additional    During the
ALTTECH DEVELOPMENT CORP - Stockholders' equity               Common Stock           Paid-in     Development
section from June 25, 1996 (Date of Inception)            Shares       Amount        Capital       Stage
to May 25, 2000 (prior to reverse takeover)                 #             $             $            $

Balance - June 25, 1996 (Date of Inception)                       -            -             -           -
     Shares issued for organization expenses                750,000          750         4,800           -
     Shares issued for services rendered                    147,873          148        20,549           -
     Net loss for the period                                      -            -             -     (26,247)
                                                       ------------  -----------  -------------  ----------

Balance - December 31, 1996                                 897,873          898        25,349     (26,247)
     Net loss for the year                                        -            -             -     (38,898)
                                                       ------------  -----------  -------------  ----------

Balance - December 31, 1997                                 897,873          898        25,349     (65,145)
     Net loss for the year                                        -            -             -     (12,514)
                                                       ------------  -----------  -------------  ----------

Balance - December 31, 1998                                 897,873          898        25,349     (77,659)
     Shares issued for cash                                 360,000          360        59,940           -
     Shares issued for services rendered                  2,162,627        2,162        18,148           -
     Net loss for the year                                        -            -             -    (219,203)
                                                       ------------  -----------  -------------  ----------

Balance - December 31, 1999                               3,420,500        3,420       103,437    (296,862)
     Shares issued for cash                                 648,325          648       224,585           -
     Shares issued for services                              73,600           74           (74)          -
                                                       ------------  -----------  -------------  ----------

Balance as at May 25, 2000 prior to reverse takeover      4,142,425        4,142       327,948    (296,862)
                                                       ============  ===========  =============  ==========


    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity
(expressed in U.S. dollars)

                                                                                                                   Deficit
                                                                                                                 Accumulated
ALTTECH  VENTURES  CORP.  (formerly                       Common  Stock           Additional                     During  the
Lexus Capital Inc.) - Stockholders' equity section                 Par Value        Paid-in                      Development
from January 12, 1999 (Date of Inception)               Shares       $.001          Capital           Total         Stage
to September 30, 2000                                      #           $               $                $             $

Balance - January 12, 1999 (Date of Inception)                 -           -                  -              -            -
     Shares issued for cash                            2,500,000       2,500             12,500         15,000            -
     Net loss for the period                                   -           -                  -              -      (15,000)
                                                       ---------  -----------  -----------------  -------------  -----------

Balance - December 31, 1999                            2,500,000       2,500             12,500         15,000      (15,000)
     Shares issued and allotted for cash                 493,825         494            987,156        987,650            -
     Commissions paid                                          -           -            (87,650)       (87,650)           -
     Net loss for the period                                   -           -                  -              -      (12,403)
                                                       ---------  -----------  -----------------  -------------  -----------

Balance - May 25, 2000 prior to the reverse takeover   2,993,825       2,994            912,006        915,000      (27,403)
Reverse takeover adjustments (Note 3)

     Elimination of stockholders' equity of company            -      (2,994)          (912,006)      (915,000)      27,403
     Shares issued to effect reverse takeover          4,142,425       4,142    883,455 887,597              -
     Stockholders' equity of Alttech Development
          Corp. (see previous section)                         -       2,994            329,096        332,090      296,862)
     Shares issued for cash                               50,000          50             99,950        100,000            -
     Net loss for the period                                   -           -                  -              -     (435,290)
                                                       ---------  -----------  -----------------  -------------  -----------

          Balance - September 30, 2000 (unaudited)     7,186,250       7,186          1,312,501      1,319,687     (732,152)
                                                       =========  ===========  =================  =============  ===========


    (The accompanying notes are an integral part of the financial statements)

Alttech Ventures Corp.
(formerly Lexus Capital Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
(expressed in U.S. dollars)


1.   Development  Stage  Company

     Alttech Ventures Corp. (formerly Lexus Capital Inc.) was incorporated on January 12, 1999, in the State of Nevada. From January 12, 1999 to May 25, 2000 the Company did not engage in any business activity other than initial organization, initial financing and some business investigation activities.

     On February 18, 2000 Alttech Ventures Corp. (formerly Lexus Capital Inc.) ("the Company") entered into a Share Purchase Agreement with Alttech Development Corp. (formerly Alttech Ventures Corporation), herein "Alttech", whereby a business combination was agreed to. On May 25, 2000 the Company issued 4,142,425 common shares in exchange for all the common shares of Alttech Development Corp. which resulted in a change of control of the Company by way of reverse takeover (see Note 3).

     Alttech Development Corp., based in Richmond, British Columbia specializes in the process of research and development, designing, or acquiring new technologies including software applications.

     For all comparative purposes and up to May 25, 2000 Alttech Development Corp. used U.S. generally accepted accounting principles expressed in US dollars.

     The Company currently has yet to generate any revenues and in accordance with SFAS #7, is considered a development stage company. In a development stage company, management devotes most of its activities to establishing the business. Planned principal activities have not yet begun and the Company has suffered recurring losses and has an accumulated deficit of $732,152. The Company has purchase/option obligations, as well as ordinary expenses. There is risk that the Company's ability to continue as a going concern could be in jeopardy. The ability of the Company to continue as a going concern is dependent upon its successful efforts to raise additional equity financing, and further develop the market for its products and services. The Company does not have a current financing problem but will need to raise additional equity or debt financing within the next twelve months.


2.   Summary  of  Significant  Accounting  Policies

     Basis  of  Consolidation

     These financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary, Alttech Development Corp. As Alttech Development Corp. was the acquirer in a reverse takeover business combination culminating on May 25, 2000 its fiscal year end of December 31 will be the Company's fiscal year end and the business of Alttech Development Corp. will be the business reported for all comparative purposes, including the statements of operations and cash flows. See Note 3 for a discussion on this business combination and reverse takeover accounting.

     Year  End

     The Company has selected December 31 as its fiscal year end which is also the Alttech Development Corp. fiscal year end.

     Use  of  Estimates  and  Assumptions

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash  and  Equivalents

     For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents.

     Property,  Plant  and  Equipment

     Equipment is recorded at cost. Depreciation is computed on a declining balance basis at the following rates:

                         Computer hardware            30%
                         Computer software           100%
                         Furniture and fixtures       20%

2.   Summary  of  Significant  Accounting  Policies  (continued)

     Product  Development  Costs

     Product development costs consist of expenses incurred by the Company in the development and creation of its products business. Product development costs include compensation and related expenses for programmers, depreciation of computer hardware and software, rent, telephone and costs incurred in developing features and functionality of the service. Product development costs are expensed as incurred.

     Financial  Instruments

     The fair value of the Company's current assets and current liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's main operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

     Basic  and  Diluted  Net  Income  (Loss)  per  Share

     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti dilutive.

     Foreign  Currency  Translation

     Revenue, expenses and non-monetary balance sheet items in foreign currencies are translated into U.S. dollars at the rate of exchange prevailing on the transaction dates. Monetary balance sheet items are translated at the rate prevailing at the balance sheet date. The resulting exchange gain or loss is included in expenses.

     Accounting  for  Stock-Based  Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires that stock awards granted subsequent to January 1, 1995, be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may account for granted stock awards under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation expense.

     Tax  Accounting

     Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not.

     The Company has adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109") as of its inception. The Company has incurred Canadian and US tax losses as scheduled below:

                            Canadian tax losses              US tax losses
                         -------------------------     ------------------------
                           Amount         Year of        Amount        Year of
        Year of Loss     $              Expiration     $             Expiration
        1996               26,000          2003
        1997               39,000          2004
        1998               13,000          2005
        1999              219,000          2006          15,000         2014

2.   Summary  of  Significant  Accounting  Policies  (continued)

Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Revenue  Recognition

Revenue will consist of registration and subscription user fees. Gross revenue will be recognized at the time services are provided. All related costs will be recognized in the period in which they occur. Subscription user fees to be provided for in the future will be classified as deferred revenue under current liabilities.

Adjustments

These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.


3.   Business  Combination  by  Way  of  Reverse  Takeover

     On February 18, 2000 the Company entered into a binding Share Purchase Agreement with Alttech Development Corp. and its shareholders, pursuant to which the parties agreed to complete a share exchange transaction that resulted in a reverse takeover of the Company by Alttech Development Corp. On May 25, 2000 (Completion Date), the Company issued a total of 4,142,425 shares in exchange for all of the voting common shares of Alttech Development Corp.

     For accounting purposes the acquirer is Alttech Development Corp., as greater than 50% of the issued and outstanding common shares of the Company at date of acquisition were owned by the shareholders of Alttech Development Corp. As Alttech Development Corp. is the legal subsidiary of the Company the nature of the business combination is a reverse takeover whereby the control of the Company is acquired by Alttech Development Corp. and the consolidated financial statements are issued under the name of the Company but is a continuation of Alttech Development Corp. and not the Company. The legal capital structure remains that of the Company but the shareholders' equity of Alttech Development Corp. has replaced the shareholders' equity of the Company. Similarly, the Company's statements of operations and cash flows represent a continuation of Alttech Development Corp.'s financial statements.

     Under reverse takeover accounting the Company's assets and liabilities are recorded at fair market values, which equalled book value as at May 25, 2000, and Alttech Development Corp.'s assets and liabilities are recorded at their book values. At the date of the reverse takeover, the shareholders' equity has been adjusted to eliminate the Company's deficit of $27,403 and capital stock of $915,000; however, the legal capital structure reflects that of the Company. All shares to be issued in connection with this transaction are valued at $887,597 as the Company had a shareholders' equity of $887,597 and had no tangible or intangible identifiable assets that were above or below fair market value.

     The following comprised the Company's shareholders' equity at the date of acquisition:

                                                                     $
        Cash                                                     981,512
        Current liabilities                                      (93,915)
                                                                ---------

        Shareholders' equity on May 25, 2000                     887,597
                                                                =========

4.   Property,  Plant  and  Equipment

                                                      September 30,    December 31,
                                                          2000             1999
                                       Accumulated      Net Book         Net Book
                              Cost    Amortization        Value           Value
                                                       (unaudited)      (audited)
                                $           $               $               $
     Computer hardware        37,140         12,034          25,106         18,347
     Computer software         4,863          3,580           1,283            456
     Furniture and fixtures   24,737          2,856          21,881          3,514
                             -------  --------------  --------------  ------------

                              66,740         18,470          48,270         22,317
                             =======  ==============  ==============  ============

5.     Related  Party  Balances  and  Transactions

     Amounts owing to related parties are unsecured, non-interest bearing and due on demand. Amounts owing represent unpaid wages and expenses paid on behalf of the Company and periodic short-term loans.

    In 1996 874,000 shares of Alttech Development Corp. were issued to related parties for services rendered and organizational expenses incurred on behalf of Alttech Development Corp. at a fair market value of $26,247 in total.

     In 1999 2,126,000 shares of Alttech Development Corp. were issued to related parties for services rendered and organizational expenses incurred on behalf of Alttech Development Corp. at a fair market value of $12,277 in total.


6.     Stock  Option  Plan

     In 1999 Alttech Development Corp. granted stock options to a director and to an officer to acquire 160,000 shares at Cnd$0.01 per share expiring May 3, 2001 as to 100,000 common shares and July 9, 2001 as to 60,000 common shares.

     In 1999 Alttech Development Corp. also granted stock options to certain directors and employees to acquire 130,000 shares at Cnd$0.10 per share expiring July 13, 2001 as to 110,000 shares and December 13, 2001 as to 20,000 common shares. The options for 20,000 shares subsequently lapsed.

     These share options were cancelled by Alttech Development Corp. and were reissued by the Company.

     See  Note  8(b)  and  (c)  for  contingent  liabilities.

     The weighted average number of shares under option and option price for the nine months ended September 30, 2000 is as follows:

                                                            September 30, 2000
                                                               (unaudited)
                                                         ----------------------

                                                          Shares         Option
                                                        under option      price
                                                             #              $

     Beginning of period                                  290,000          .04
     Cancelled                                           (310,000)         .04
     Granted                                              290,000          .04
     Exercised                                           (160,000)         .04
     Lapsed                                                     -            -

     End  of  period                                      110,000          .04

Stock options are granted for services provided or to be provided to the Company. Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. As options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value of stock options must be measured and disclosed on a fair value based method on a pro forma basis.

     The fair value of the employee's purchase rights under SFAS 123, was estimated using the Black-Scholes model for pricing stock options with the following assumptions used: risk free interest rate was 5.0%, no expected volatility as the Company is not public, an expected option life of two years and no expected dividends.

     If compensation expense had been determined pursuant to SFAS 123, the Company's net loss and net loss per share for the following period would have been as follows:

                                    September  30,           December  31,
                                                          -------------------
                                        2000             1999            1998
                                    (unaudited)       (audited)        (audited)
                                         $                $                $
     Net  loss
          As  reported                (435,290)        (219,203)        (12,514)
          Pro  forma                  (457,569)        (234,600)        (12,514)
     Basic net loss per share
          As  reported                    (.06)            (.03)           (.01)
          Pro  forma                      (.06)            (.04)           (.01)


7.   Commitments

     (a) The Company has entered into office premises leases for its Vancouver and Richmond offices expiring January 31, 2003 and July 31, 2002 respectively. The annual lease payments are $86,500 per annum.

     (b) On September 29, 1999 Alttech Development Corp. entered into a Promoter Agreement for one year automatically renewable for a further one year unless either Alttech Development Corp. or the promoter terminates the agreement. The promoter is to receive a finders' fee of 10% of subscription proceeds the promoter is responsible for raising. The fee is payable in common shares at a rate equivalent to the price of the shares subscribed for.


8.   Contingent  Liabilities

     (a) On April 30, 1997 Alttech Development Corp. received a short-term loan from a non-related creditor. The creditor no longer exists under law.
However, Alttech intends to repay the debt should the creditor re-establish itself as a legal entity and demands repayment.

     (b) On December 24, 1999 Alttech Development Corp., by written letter from legal counsel, declined a demand from a former consultant to exercise 360,000 share options at $0.01 per share. Alttech Development Corp. maintains that no services were provided by this consultant and that no contract is in place for the issue of these share options and considers this claim to be without merit. Alttech Development Corp. has not received a reply from the former consultant. If legal action is taken by the former consultant, Alttech Development Corp. intends to vigorously defend its position.

     (c) On December 24, 1999 Alttech Development Corp., by written letter from legal counsel, declined a demand from a former director to exercise 100,000 share options at $0.01 per share. Alttech Development Corp. maintains that material terms of the stock option agreement have not been complied with by this former director and does not consider the stock option agreement to be a legally binding obligation. Alttech Development Corp. has not received a reply from the former director. If legal action is taken by the former director, Alttech Development Corp. intends to vigorously defend its position.

     (d) Interest of Cnd$10,000 may be due on the short-term note payable at June 30, 2000. Alttech Development Corp. has never been contacted regarding repayment and Alttech Development Corp. intends to negotiate the settlement of the principal and interest for less than face value of the principal amount of the note.

                            [OUTSIDE BACK COVER PAGE]

                     Subject to Completion - December 19, 2000

                                   PROSPECTUS

                             ALTTECH VENTURES CORP.
                                 500,000 SHARES
                                  COMMON STOCK


We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Alttech have not changed since the date hereof.

Until [Date] (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


                      THE DATE OF THIS PROSPECTUS IS [DATE]

                                     PART II

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

In  accordance  with  Nevada  law, Alttech's Articles of Incorporation, filed as
Exhibit 3.1, provide that the company may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the company, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the company, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The Bylaws of Alttech, filed as Exhibit 3.2, provide that the company will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the company, absent a finding of negligence or misconduct in office. Alttech's Bylaws also permit the company to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not the company has the power to indemnify such person against liability for any of those acts.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table, exclusive of selling agent commissions and expenses:

                       ITEM                               AMOUNT ($)
          SEC Registration Fee                                $563.00
          EDGAR Filing Expenses                             $5,000.00
          Transfer Agent Fees                               $2,500.00
          Legal Fees                                       $50,000.00
          Accounting Fees                                  $25,000.00
          Printing Costs                                    $5,000.00
          Miscellaneous                                    $10,000.00
               TOTAL                                       $98,063.00

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration during the past three years.

1. On May 24, 2000 - July 24, 2000, Lexus Capital, Inc. issued 247,050 shares of common stock in connection with a private placement at an offering price of US$2.00 per share for total proceeds of US$494,100. A commission of US$39,819.40 was paid in connection with the offering. The offer and sale of securities were exempt from registration under Rule 504 of Regulation D under the Securities Act of 1933, as amended (the "Act"). If the foregoing exemption is not available, we believe that US$484,100 of the sales were exempt from registration under Regulation S under the Act due to the foreign nationality of the relevant purchasers. The following persons received shares in connection with the private placement:

Morgan Wartenbe      Holden Investment  Lorne Dalke
Mickie Poon          Rith Wedman        David Hauca
Garry Rusnak         Kevin O-Shea       David Perozak
Terry Lyn Kellerman  Trevor Shyry       Terry Barraclough
David Laurie         Steven Boltax      Dale Laniuk
Andrew Zurrin        Todd Cikaliuk      Gary Mah
Robert Swain         Ton Hon            John Ho
Cindy Hon            Ross Morrisson     ____________ Gowsky

2. On May 30, 2000, Lexus Capital, Inc. issued 296,775 shares of common stock in connection with debentures that were converted at US$2.00 per share for total proceeds of US $593,550. A commission of $47,830.60 was paid in connection with the offering. The offer and sale of the debentures were exempt from registration under Rule 504 under Regulation D of the Act. If the foregoing exemption is not available, we believe that US$536,550 of the sales were exempt from registration under Regulation S under the Act due to the foreign nationality of the relevant purchasers. In the event that this offering and the offering described in #1 above are integrated, we believe that the exemptions available under Rule 504 under Regulation D of the Act and under Regulation S under the Act still cover an intergrated offering. The following persons received shares in connection with the private placement:

Make Holding Ltd.          Dream Maker Development Inc.  Can-Nor Contracting Ltd
FP Enterprises             John Manna                    Robert Ashmead
Christine Barter           Lynn  Beeton                  Arthur Beyer
Peter Campbell             James and Jan Campbell        Donald Campeau
Shirley and ______ Carter  David Chatham                 Ronald Collingwood
Clayton Cook               Michael Coyston               Edward Crowther
Sherry and ______ Dahle    Danny Dalgleish               Sean Dawson
Charles Deans              Barclay Dobbin                Vikki Drummond
Susan Ficociello           Laurie Foster                 Vernon Frolick
Marcia Giese               Ronn Glover                   Cecile Guilbault
Lynn Hartley               William Hood                  Ken and Shirley Ipsen
Beth Jackson               Ben and _______ Jeger         Jo-Anne Jinjoe
Bikar Johal                James Kawano                  Maurice Kellerman
Donna Kirkham              Don Kohut                     Bob Kokotyn
Nellie Kotanko             Helen Lalonde                 Ritchie Lalonde
Stephan Langhout           Bill Lawrence                 Bonnie Lee
Gordon Lehmann             Shane Leong                   Dave Manna
Wayne Marien               Wesley Markowsky              Lenis McCallum
Denton McCallum            Cody McCallum                 Orion McCallum
Brian McDivitt             Jack McKay                    Tara McKay
Kenneth McKay              Kenneth McKaw                 Bonnie McLaughlin
Dwayne McSorley            Donald Miller                 Linda Nagy
Tanya Naturkach            Nick and Phyllis Nazaruk      Jane Nowell
Gino Palma                 Gerry Pasitney                John Peredery
Dennis Popowich            B. Sartinson                  Terry Sartinson
Kelly Sawchuk              Victor Schmaus                Adam Scorgie
Wesley Schoemaker          Aaron Shypit                  Ian Smeltzer
Perry Sopko                Steve Sugars                  Jason Weill
Phil Zurrin                David Laurie

3. On May 25, 2000, in connection with the acquisition of Alttech Ventures Corporation by Lexus Capital Inc., Lexus Capital issued a total of 4,142,425 shares of common stock to shareholders of Alttech Ventures Corp. in a voluntary exchange for all 4,142,425 outstanding shares of Alttech Ventures Corp. The issuance of the stock was exempt from registration under Rule 504 and Rule 506 under Regulation D of the Act and under Regulation S under the Act due to the foreign nationality of the relevant shareholders. Except for two US persons who were accredited investors and, in total, were issued 56,125 shares, all other shareholders were of foreign nationality. The US shareholders were issued 56,125 shares in total, with a maximum imputed value of $112,250 ($2.00 per share). The following persons received shares in the exchange:

Alex Davie          Andrea Caruso          Andrea Taggart
Beverly Mitchell    Bindy Sangha           Bob Stevens
Carol Violette      Celest Herauf          Chester Michelborough
Claudio Berto       Colin Snyder           Corrine Barr
Dale Gray           Dale Hansen            Dan Engh

Dana Johl           Danny Kehler           Darrell Michaels
Donna Lade          Doug Scott             Edna Caruso
Eileen Arthur       Eileen Macqueen        Eric Scott
Gary Cross          Gordon Wangers         Greg Karpo
Greoff Lake         Guido Panara           Herb Weiner
Herman Drobesch     James Dacyszyn         Jan Christoffersen
Jeffrey Norris      John Davis             John Horton
Kailin Caruso       Lawrence Barr          Lesley McKay
Lindsey Young       Lisa Marie Caruso      Lorenzo Arcari
Lorina Perry        Michael Bulka          Michael Thomas Caruso
Michael Wegleitner  Michele Guilfoyle      Murray McClaren
Neil Bibby          Nigel Scott Brown      Rashpal Dhillion
Raymond White       Richard McMillan       Richard Sloan
Rob Janes           Robert Stevens         Rochelle Caruso
Roger Violette      Ron Sloan              Ronald MacQueen
Ross Brown          Scott Nichols          Steve Walthers
Terry Astells       Terry Hansen           Terry Woodrow
Thomas Edlund       Tom Caruso             Tom Telford
Verne Thorarinson   Wellmack Construction  William Wells

4. In April 1999, Lexus Capital, Inc. completed a private placement offering of 2,500,000 shares of its common stock at an offering price of $0.006 per share. Gross proceeds from the offering were US$15,000. The offer and sale of the securities was made pursuant to an exemption from registration under Regulation S under the Act due to the foreign nationality of the investors. The following persons received shares in the private placement:

John Donaldson       Donna Lavigne         R. Semmelhaack
Brach Rich Ventures  Gereli Holdings Inc.  E. Semmelhaack
Rosemary Magoya      Vicki Mella           Karen Liu


Set forth below is information regarding the issuance and sales of our wholly-owned subsidiary, Alttech Development Corporation (formerly known as Alttech Ventures Corporation), a British Columbia corporation, during the past three years.

A. On May 25, 2000, Alttech Development Corporation completed a private placement offering of 654,325 shares of it common stock for total proceeds of $CN 337,225. The price of the common stock under the offering began at $CN0.25, then increased in stages to $CN0.40 and $CN1.00, respectively. In addition to the 654,325 shares issued pursuant to the private placement, a commission of 73,600 shares of common stock was paid in connection with the issuance of the shares. The offer and sale of securities was made pursuant to an exemption from registration under Rule 504 and Rule 506 under the Act and under Regulation S under the Act, due to the foreign nationality of the relevant shareholders. Except for two US persons who were accredited investors and, in total, were issued 56,125 shares, all other shareholders were of foreign nationality. The US investors purchased 20,000 shares (at $CN 0.25 per share) and 36,125 shares (at $CN 1.00 per share) respectively, for $CN 41,125.

B. In July 1999, Alttech Development Corporation completed a private placement offering of 404,000 shares of its common stock at a price of $CN0.25 per share for total proceeds of $CN101,000. The offer and sale of securities was made pursuant to an exemption from registration under Regulation S under the Act due to the foreign nationality of the investors.

C. On May 4, 1999, Alttech Development Corporation issued 995,900 shares of its common stock at a price of $CN 0.01 per share to Andrea Taggart pursuant to the exercise of options granted to her in 1996. The offer and sale of securities was made pursuant to an exemption from registration under Regulation S under the Act.

D. On May 4, 1999, Alttech Development Corporation issued 940,000 shares of its common stock at a price of $CN 0.01 per share to Eileen MacQueen pursuant to the exercise of options granted to her in 1996. The offer and sale of securities was made pursuant to an exemption from registration under Regulation S under the Act.

REPORTS  TO  STOCKHOLDERS

Alttech plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent auditors. Additionally, Alttech may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate. Alttech will be a reporting company under Section 12(g) of the Securities and Exchange Act of 1934, and will be required to file quarterly and annual reports and proxy statements. Any document Alttech files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street NW, Washington DC 20549, and the public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Alttech's filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

ITEM  27.  EXHIBITS

The  following  Exhibits  are  attached  to  this  registration  statement:

2.1 Share Purchase Agreement between Alttech Ventures Corporation and Lexus Capital Inc.
3.1     Amended  and  Restated  Articles  of  Incorporation
3.2     Amended  and  Restated  Bylaws
4.1     Specimen  Share  Certificate
5.1     Opinion  of  Ogden  Murphy  Wallace,  P.L.L.C.
10.1    Lease  between  Shamsan  Developments  and  Alttech  for Vancouver, B.C.
        property
10.2 Sublease between Alttech and Devon Group Management for Vancouver, B.C. property
10.3    Sublease  between  Hazco  and  Alttech  for  Richmond,  B.C.  property
10.4    Stock  Option  Plan
21.1    Subsidiaries of Alttech Venture Corp.
23.1    Consent  of  Elliott  Tulk  Pryce  Anderson
23.2    Consent  of  Ogden  Murphy  Wallace,  P.L.L.C.  (see  Exhibit  5.1)
27.1    Financial  Data  Schedule
99.1    Audit Opinion of Elliott Tulk Pryce Anderson dated April 15, 2000

ITEM  28.  UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes  as  follows:

(1) To the extent we have brokers or agents assist with the distribution of this offering, to provide to such brokers or agents at the closing or closings specified in our agreements with them certificates in such denominations and registered in such names as required by the brokers or agents to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions described above in Item 24, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or
(4), or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(4) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Richmond, Province of British Columbia, Canada, on the 18th day of December, 2000.

ALTTECH  VENTURES  CORP.

By:  /s/  Andrea  L.  Taggart
   -----------------------------------
   Andrea  L. Taggart, President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

     /s/  Andrea  L.  Taggart                               Date:     12/18/00
----------------------------------------------                   ---------------
     Andrea L. Taggart, President, Chief
          Executive Officer and Director


     /s/  Sam  Henry                                        Date:     12/18/00
----------------------------------------------                   ---------------
     Sam Henry, Chief Financial Officer


     /s/  Robert  W.  Janes                                 Date:     12/18/00
----------------------------------------------                   ---------------
     Robert W. Janes, Chief Technical Officer,
          Treasurer and  Director


     /s/  Eileen  MacQueen                                  Date:     12/18/00
----------------------------------------------                   ---------------
     Eileen MacQueen, Chief Operations Officer
          Secretary and Director

                                  EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION
-----------     -----------

2.1 Share Purchase Agreement between Alttech Ventures Corporation and Lexus Capital Inc.
3.1           Amended  and  Restated  Articles  of  Incorporation
3.2           Amended  and  Restated  Bylaws
4.1           Specimen  Share  Certificate
5.1           Opinion  of  Ogden  Murphy  Wallace,  P.L.L.C.
10.1          Lease between Shamsan Developments and Alttech for Vancouver, B.C.
              property
10.2 Sublease between Alttech and Devon Group Management for Vancouver, B.C. property
10.3          Sublease  between  Hazco  and  Alttech for Richmond, B.C. property
10.4          Stock  Option  Plan
21.1          Subsidiaries of Alttech Venture Corp.
23.1          Consent  of  Elliott  Tulk  Pryce  Anderson
23.2          Consent  of  Ogden  Murphy  Wallace,  P.L.L.C.  (see  Exhibit 5.1)
27.1          Financial  Data  Schedule
99.1          Audit Opinion of Elliott Tulk Pryce Anderson dated April 15, 2000